EXHIBIT 2.1

EXECUTION COPY

______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHEMICAL FINANCIAL CORPORATION

AND

TALMER BANCORP, INC.

Dated as of January 25, 2016

___________________________________________________________________________

3.16	Required Licenses, Permits, Etc.	17

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3.17	Material Contracts and Change of Control	18
3.18	Labor and Employment Matters	20
3.19	Employee Benefits	22
3.20	Environmental Matters	24
3.21	Duties as Fiduciary	25
3.22	Investment Bankers and Brokers	25
3.23	Fairness Opinion	25
3.24	Talmer-Related Persons	25
3.25	Change in Business Relationships	26
3.26	Insurance	26
3.27	Books and Records	26
3.28	Loan Guarantees	26
3.29	Data Security and Customer Privacy	26
3.30	Allowance for Loan and Lease Losses	27
3.31	Loans and Investments	27
3.32	Loan Origination and Servicing	27
3.33	Securities Laws Matters	27
3.34	Joint Ventures; Strategic Alliances	28
3.35	Policies and Procedures	28
3.36	Shareholder Rights Plan	28
3.37	Absence of Undisclosed Liabilities	28
3.38	No Other Representations and Warranties	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CHEMICAL		29
4.1	Authorization, No Conflicts, Etc.	29
4.2	Organization and Good Standing	30
4.3	Subsidiaries	30
4.4	Capital Stock	31
4.5	Financial Statements	32
4.6	Absence of Certain Changes or Events	33
4.7	Legal Proceedings	33
4.8	Regulatory Filings	33
4.9	No Indemnification Claims	33
4.10	Conduct of Business	34
4.11	Transaction Documents	34
4.12	Agreements With Bank Regulators	34

4.13	Tax Matters	34

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4.14	Properties	35
4.15	Intellectual Property	36
4.16	Required Licenses, Permits, Etc.	37
4.17	Material Contracts and Change of Control	37
4.18	Labor and Employment Matters	40
4.19	Employee Benefits	41
4.20	Environmental Matters	44
4.21	Duties as Fiduciary	44
4.22	Investment Bankers and Brokers	44
4.23	Fairness Opinion	45
4.24	Chemical-Related Persons	45
4.25	Change in Business Relationships	45
4.26	Insurance	45
4.27	Books and Records	46
4.28	Loan Guarantees	46
4.29	Data Security and Customer Privacy	46
4.30	Allowance for Loan and Lease Losses	46
4.31	Loans and Investments	46
4.32	Loan Origination and Servicing	47
4.33	Securities Laws Matters	47
4.34	Joint Ventures; Strategic Alliances	48
4.35	Policies and Procedures	48
4.36	Shareholder Rights Plan	48
4.37	Absence of Undisclosed Liabilities	48
4.38	No Other Representations and Warranties	48

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		49
5.1	Conduct of Business Before the Effective Time	49
5.2	Talmer Forbearances	49
5.3	Chemical Forbearances	53

ARTICLE VI ADDITIONAL AGREEMENTS		57
6.1	Regulatory Matters	57
6.2	Access to Information; Confidentiality	59
6.3	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings	60
6.4	NASDAQ Listing	62

6.5	Employee Matters	62
6.6	Indemnification; Directors’ and Officers’ Insurance	64

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6.7	Additional Agreements	65
6.8	Advice of Changes	65
6.9	No Solicitation by Talmer	65
6.10	No Solicitation by Chemical	68
6.11	Corporate Governance	71
6.12	Restructuring Efforts	72
6.13	Exemption from Liability Under Section 16(b)	72
6.14	Trust Preferred Securities; Senior Debt Facility	72
6.15	Data Conversion	72
6.16	Commercially Reasonable Efforts; Cooperation	73
6.17	Securityholder Litigation	73
6.18	Expenses	73
6.19	Fairness Opinions	73
6.20	Dividends	74

ARTICLE VII CONDITIONS PRECEDENT		74
7.1	Conditions to Each Party’s Obligation To Effect the Merger	74
7.2	Conditions to Obligations of Talmer	75
7.3	Conditions to Obligations of Chemical	75

ARTICLE VIII TERMINATION AND AMENDMENT		76
8.1	Termination	76
8.2	Effect of Termination	79
8.3	Amendment	81
8.4	Extension; Waiver	81

ARTICLE IX DEFINITIONS		82

ARTICLE X GENERAL PROVISIONS		94
10.1	Closing	94
10.2	Nonsurvival of Representations, Warranties and Agreements	94
10.3	Notices	94
10.4	Interpretation	95
10.5	Entire Agreement	95
10.6	Governing Law	96
10.7	Exclusive Jurisdiction	96
10.8	Waiver of Jury Trial	96

10.9	Publicity	96
10.10	Assignment; Third-Party Beneficiaries	96
10.11	Enforcement	97

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10.12	Severability	97
10.13	Counterparts	97
10.14	Construction	97
10.15	Calculation of Dates and Deadlines	97

EXHIBITS

EXHIBIT A-1	—	FORM OF TALMER SUPPORT AGREEMENT
EXHIBIT A-2	—	FORM OF CHEMICAL SUPPORT AGREEMENT

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 25, 2016, is entered into by and between Chemical Financial Corporation, a Michigan corporation (“Chemical”), and Talmer Bancorp, Inc., a Michigan corporation (“Talmer”). Each of Chemical and Talmer is referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Chemical and Talmer (the “Chemical Board” and the “Talmer Board,” respectively) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Talmer will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Chemical (the “Merger”), so that Chemical is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Chemical Board and the Talmer Board have each adopted this Agreement, duly authorized the Merger and the other transactions contemplated hereby, and resolved to recommend that the shareholders of each of Chemical and Talmer approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, each member of the Chemical Board and each member of the Talmer Board is entering into a voting and support agreement substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively (each, a “Support Agreement”);

WHEREAS, it is intended that, following the Merger, Talmer Bank and Trust, a Michigan banking corporation and wholly-owned subsidiary of Talmer (“Talmer Bank”), will be merged with and into Chemical Bank, a Michigan banking corporation and wholly-owned subsidiary of Chemical (“Chemical Bank”), so that Chemical Bank is the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions precedent to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

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Article I
THE MERGER

1.1     The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the “MBCA”), at the Effective Time, Talmer shall merge with and into Chemical. Chemical shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of the State of Michigan. As of the Effective Time, the separate corporate existence of Talmer shall cease.

1.2     Effective Time. The Merger shall become effective on the date and at the time for effectiveness set forth in the Certificate of Merger (the “Effective Time”) accepted for filing by the Michigan Department of Licensing and Regulatory Affairs (the “Certificate of Merger”). The Parties agree, if requested by Chemical, that the Effective Time shall occur on either the last day or the first day of a month, but shall not occur during a month in which a calendar quarter ends.

1.3     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Talmer shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Talmer shall become the debts, liabilities, and duties of the Surviving Corporation.

1.4     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Chemical, Talmer, or the holder of any of the following securities:

(a)     Each share of Common Stock, $1.00 par value per share, of Chemical (the “Chemical Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)     All shares of Class A Common Stock, $1.00 par value per share, of Talmer (the “Talmer Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Talmer or Chemical (other than Trust Account Shares and other than shares of Talmer Common Stock held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and no Chemical Common Stock or other consideration shall be delivered in exchange therefor.

(c)     Subject to Section 1.4(e), each share of Talmer Common Stock, except for shares of Talmer Common Stock owned by Chemical, Talmer, or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and shares of Talmer Common Stock held as a result of debts previously contracted), shall be converted into the right to receive (i) 0.4725 shares (the “Exchange Ratio”) of validly issued, fully paid, and nonassessable shares of Chemical Common Stock (the “Stock Consideration”); and (ii) $1.61 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

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(d)     All of the shares of Talmer Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist as of the Effective Time, and each book entry notation of record ownership and each certificate previously representing any such shares of Talmer Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Talmer Common Stock represented by such book entry notation of record ownership or such certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Talmer Common Stock become entitled in accordance with Section 2.2.

(e)     If, between the date of this Agreement and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Chemical Common Stock or Talmer Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Chemical Common Stock or Talmer Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Talmer Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 1.4(e), no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock or Talmer Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Chemical or Talmer, as applicable, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Chemical or Talmer, as applicable, or their Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Chemical or Talmer, as applicable, or any of their Subsidiaries pursuant to any stock option or other compensation or benefit plans of Chemical or Talmer, as applicable, or in connection with the issuance of shares as consideration in a transaction where Chemical or Talmer, as applicable, is the surviving corporation or in connection with any offering of shares where Chemical or Talmer, as applicable, receives consideration in exchange for the shares so offered.

1.5     Stock Options and Other Stock-Based Awards.

(a)     Unless otherwise expressly provided in this Agreement, the provisions of this Section 1.5 pertain to all plans sponsored by Talmer under which options, restricted stock and other stock-based awards are granted, and the award agreements thereunder (collectively, the “Talmer Stock Plans”).

(b)     As of the Effective Time, each outstanding option to purchase a share or shares of Talmer Common Stock (each, a “Talmer Stock Option”), excluding any Talmer Stock Options cancelled immediately prior to the Effective Time in accordance with Section 1.5(c)) (the “Cancelled Talmer Stock Options”), shall be assumed by Chemical substantially in accordance with the terms of the Talmer Stock Plans and the option grants or other award agreements by which they are evidenced in accordance with the terms of the applicable Talmer Stock Plans, such that after the Merger and without any action on the part of the holders of such Talmer Stock Options, the Talmer Stock Options shall be converted into and become stock options with respect to Chemical Common Stock (each, a “Surviving Corporation Stock

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Option”). From and after the Effective Time, (i) each Talmer Stock Option may be exercised solely for shares of Chemical Common Stock; (ii) the number of shares of Chemical Common Stock subject to such Talmer Stock Option shall be equal to the product of (A) the total number of shares of Talmer Common Stock subject to such Talmer Stock Option multiplied by (B) the Equity Award Exchange Ratio, rounded up or down, if necessary, to the nearest whole share of Chemical Common Stock; and (iii) the per-share exercise price under each such Talmer Stock Option shall be adjusted to equal the quotient of (x) the exercise price per share of such Talmer Stock Option at which such Talmer Stock Option was exercisable immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio, rounded up or down to the nearest whole cent, if necessary. For purposes of this Agreement, the “Equity Award Exchange Ratio” shall mean the sum of (1) the Exchange Ratio plus (2) the quotient of (I) the Cash Consideration divided by (II) the Chemical Closing Price.

(c)     Talmer may offer to cancel, effective immediately prior to the Effective Time, up to twenty-five percent (25%) of the Talmer Stock Options outstanding as of the date of this Agreement. In exchange for the cancellation of any such Cancelled Talmer Stock Options, each holder thereof shall be entitled to receive, for each Cancelled Talmer Stock Option, cash in an amount equal to the Option Cash-Out Consideration, less any required withholding taxes. For purposes of this Agreement, the “Option Cash-Out Consideration” shall mean, for each Cancelled Talmer Stock Option, cash in an amount equal to the difference between (i) the sum of (A) the product of (x) the Exchange Ratio multiplied by (y) the Chemical Closing Price, plus (B) the Cash Consideration, minus (ii) the per-share exercise price under each such Cancelled Talmer Stock Option. Prior to any offer by Talmer to cancel Talmer Stock Options in accordance with this Section 1.5(c), the Parties shall mutually agree regarding which holders of Talmer Stock Options may be given the opportunity to cancel Talmer Stock Options in exchange for the Option Cash-Out Consideration in accordance with this Section 1.5(c) and the manner in which Talmer would make any such offer to any such holders of Talmer Stock Options.

(d)     Each restricted stock award granted under a Talmer Stock Plan (a “Talmer Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent any rights with respect to shares of Talmer Common Stock and shall be converted, without any action on the part of the holder thereof, into a restricted stock award of Chemical (a “Surviving Corporation Stock Award”), on the same terms and conditions as were applicable under the applicable Talmer Stock Plans (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the applicable Talmer Stock Plans or in the related award document by reason of the Merger). The number of shares of Chemical Common Stock subject to each such Surviving Corporation Stock Award shall be equal to the product of (i) the total number of shares of Talmer Common Stock subject to the Talmer Stock Award multiplied by (ii) the Equity Award Exchange Ratio, rounded up or down, if necessary, to the nearest whole share of Chemical Common Stock. Talmer or Chemical, as applicable, shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of any restrictions on Talmer Stock Awards pursuant to this Section 1.5(d).

(e)     Chemical shall take all corporate action necessary to reserve a sufficient number of shares of Chemical Common Stock for delivery upon the exercise or settlement of

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each of the Surviving Corporation Stock Options and the Surviving Corporation Stock Awards. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Chemical Common Stock to be registered and issuable upon the exercise or settlement of the Surviving Corporation Stock Options and the Surviving Corporation Stock Awards, Chemical shall file a post-effective amendment to the Form S-4 or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Chemical Common Stock subject to the Surviving Corporation Stock Options or Surviving Corporation Stock Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Stock Options and Surviving Corporation Stock Awards remain outstanding.

(f)      At or prior to the Effective Time, Chemical, the Chemical Board, and the compensation committee of the Chemical Board, as applicable, and Talmer, the Talmer Board and the compensation committee of the Talmer Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Talmer or Talmer Bank employee or other participant consents or providing any required or advisable notices to any Talmer or Talmer Bank employee) necessary to effectuate the provisions of this Section 1.5.

1.6     Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Chemical, including any amendments thereto (the “Chemical Articles”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.7     Bylaws. At the Effective Time, the Bylaws of Chemical, including any amendments thereto (the “Chemical Bylaws”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.8     Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (collectively, the “Intended Tax Treatment”). Each Party shall not, and shall not permit any of its respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each Party shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by legal counsel. Within forty-five (45) days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each Party shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

1.9     Bank Merger. Following the Merger, Talmer Bank shall merge with and into Chemical Bank (the “Bank Merger”). Chemical Bank shall be the surviving entity in the Bank

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Merger and shall continue its corporate existence. Following the Bank Merger, the separate corporate existence of Talmer Bank shall cease. The Bank Merger shall be effected pursuant to a subsidiary plan of merger in a form to be mutually agreed upon by the Parties (the “Subsidiary Plan of Merger”). In order to obtain the Regulatory Approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (a) Chemical shall cause Chemical Bank to approve the Subsidiary Plan of Merger; (b) Chemical, as the sole shareholder of Chemical Bank, shall approve the Subsidiary Plan of Merger; (c) Chemical shall cause Chemical Bank to duly execute and deliver the Subsidiary Plan of Merger to Talmer; (d) Talmer shall cause Talmer Bank to approve the Subsidiary Plan of Merger; (e) Talmer, as the sole shareholder of Talmer Bank, shall approve the Subsidiary Plan of Merger; and (f) Talmer shall cause Talmer Bank to duly execute and deliver the Subsidiary Plan of Merger to Chemical.

1.10         Directors and Officers. At the Effective Time, (a) the directors of the Surviving Corporation shall be as set forth in Section 6.11(a) until such time as their successors are duly elected and qualified; and (b) the officers of the Surviving Corporation shall be as set forth in Section 6.11(c).

1.11     Name. At the Effective Time, the name of the Surviving Corporation shall be “Chemical Financial Corporation.”

1.12     Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Chemical and Talmer acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. Chemical and Talmer grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Chemical and Talmer to take any and all such actions contemplated by this Agreement.

1.13     Right to Revise Structure. At Chemical’s election, the Merger may be alternatively structured so that (a) Talmer is merged with and into any direct or indirect wholly-owned subsidiary of Chemical or (b) any direct or indirect wholly-owned subsidiary of Chemical is merged with and into Talmer; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Talmer Common Stock; (ii) prevent the Parties from obtaining the opinions of legal counsel referred to in Section 7.2(e) and Section 7.3(e) or otherwise cause the Merger to fail to qualify for the Intended Tax Treatment; or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the Parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the Parties or their respective shareholders) in order to reflect such election.

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Article II
DELIVERY OF MERGER CONSIDERATION

2.1     Chemical to Make Shares Available. At or prior to the Effective Time, Chemical shall deposit, or shall cause to be deposited, with Computershare Investor Services, LLC or such other bank or trust company designated by Chemical and reasonably acceptable to Talmer (the “Exchange Agent”), for the benefit of the holders of certificates representing shares of Talmer Common Stock immediately prior to the Effective Time (“Talmer Certificates,” it being understood that any reference herein to “Talmer Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Talmer Common Stock, and it being further understood that provisions herein relating to Talmer Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Talmer Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request), for exchange in accordance with this Article II, (a) evidence of shares in book-entry form representing shares of Chemical Common Stock (collectively, “Chemical Certificates”) to be issued pursuant to this Agreement and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Talmer Common Stock, and (b) cash in an amount sufficient to pay (i) the Cash Consideration and (ii) cash in lieu of issuing any fractional shares (such cash and Chemical Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

2.2     Exchange of Shares.

(a)     As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Chemical shall cause the Exchange Agent to mail to each holder of record of one or more Talmer Certificates representing shares of Talmer Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Talmer Certificates shall pass, only upon proper delivery of the Talmer Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Talmer Certificates in exchange for certificates representing the number of whole shares of Chemical Common Stock, any cash in lieu of fractional shares, and the Cash Consideration that the shares of Talmer Common Stock represented by such Talmer Certificate or Talmer Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of a Talmer Certificate or Talmer Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Talmer Certificate or Talmer Certificates shall be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of Chemical Common Stock to which such holder of Talmer Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the Talmer Certificate or Talmer

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Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Talmer Certificate or Talmer Certificates surrendered pursuant to the provisions of this Article II, and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Talmer Certificate or Talmer Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Talmer Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e), and any cash in respect of dividends or distributions as contemplated by this Section 2.2.

(b)     No dividends or other distributions declared with respect to Chemical Common Stock shall be paid to the holder of any unsurrendered Talmer Certificate until the holder thereof has surrendered such Talmer Certificate in accordance with this Article II. After the surrender of a Talmer Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with respect to the whole shares of Chemical Common Stock that the shares of Talmer Common Stock represented by such Talmer Certificate have been converted into (i) with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender, and (ii) at the appropriate payment date, with a record date on or after the Effective Time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

(c)     If any Chemical Certificate representing shares of Chemical Common Stock is to be issued in a name other than that in which the Talmer Certificate or Talmer Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Talmer Certificate or Talmer Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of a Chemical Certificate representing shares of Chemical Common Stock in any name other than that of the registered holder of the Talmer Certificate or Talmer Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)     After the Effective Time, there shall be no transfers on the stock transfer books of Talmer of the shares of Talmer Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Talmer Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares, and dividends or distributions that the holder presenting such Talmer Certificates is entitled to, as provided in this Article II.

(e)     Notwithstanding anything to the contrary contained herein, no Chemical Certificates or scrip representing fractional shares of Chemical Common Stock shall be issued upon the surrender for exchange of Talmer Certificates, no dividend or distribution with respect to Chemical Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a

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shareholder of Chemical. In lieu of the issuance of any such fractional share, Chemical shall pay to each former shareholder of Talmer who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent), without any interest thereon, equal to the product of (i) the Chemical Closing Price multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Chemical Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)     Any former holders of Talmer Common Stock who have not exchanged their Talmer Certificates pursuant to this Article II shall look only to the Exchange Agent for payment of the Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on the Chemical Common Stock deliverable in respect of each former share of Talmer Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Chemical, Talmer, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Talmer Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(g)     Chemical shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Chemical Common Stock, cash dividends or distributions payable pursuant to this Section 2.2, or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Talmer Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Chemical or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Talmer Common Stock in respect of which the deduction and withholding was made by Chemical or the Exchange Agent, as the case may be.

(h)     In the event any Talmer Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Talmer Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent would charge other similarly situated holders of Chemical Common Stock as indemnity against any claim that may be made against it with respect to such Talmer Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Talmer Certificate the Merger Consideration, any cash in lieu of fractional shares deliverable in respect thereof, and any dividends or distributions that the holder presenting such Talmer Certificates is entitled to, each as provided pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF TALMER

Except as disclosed in the Talmer SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as disclosed in the disclosure schedules

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delivered by Talmer to Chemical prior to or concurrently with the execution of this Agreement (the “Talmer Disclosure Schedules”), it being understood and agreed that the disclosure of any item in the Talmer SEC Reports shall be deemed a disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article III is reasonably apparent on the face of such disclosure, Talmer represents and warrants to Chemical that:

3.1     Authorization, No Conflicts, Etc.

(a)     Talmer has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Talmer Shareholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the Talmer Board. The Talmer Board has (i) determined that the terms of this Agreement are fair to and in the best interests of Talmer and the Talmer Shareholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the Talmer Board Recommendation. Except for the Talmer Shareholder Approval, no other corporate proceedings on the part of Talmer are necessary to authorize this Agreement or to consummate the Merger (other than the submission to the Talmer Shareholders of an advisory (non-binding) vote on the compensation that may be paid or become payable to Talmer’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Chemical) constitutes valid and binding obligations of, Talmer and is enforceable against Talmer in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)     The execution, delivery, and performance of this Agreement by Talmer and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Talmer or any Subsidiary of Talmer (each a “Talmer Subsidiary” and collectively, the “Talmer Subsidiaries”); or (ii) any Law or Order applicable to Talmer or any Talmer Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1(d).

(c)     The execution, delivery, and performance of this Agreement by Talmer and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which Talmer or any Talmer Subsidiary is a party or subject, or by which Talmer or any Talmer Subsidiary is bound or affected.

(d)     No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by Talmer other than in connection or compliance with the

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provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the BHC Act and the Michigan Banking Code. Talmer has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 3.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

3.2     Organization and Good Standing. Talmer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Talmer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Talmer is a bank holding company duly registered as such with the Federal Reserve Board under the BHC Act. Talmer is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.3     Subsidiaries.

(a)     Talmer has provided to Chemical a true and complete list of each Talmer Subsidiary as of the date of this Agreement. Other than the Talmer Subsidiaries, Talmer does not have “control” (as defined in Section 2(a)(2) of the BHC Act, using five percent (5%) rather than twenty-five percent (25%)), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Talmer or a Talmer Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Talmer Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Talmer Subsidiary.

(b)     Each of the Talmer Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (ii) and (iii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(c)     The deposits of Talmer Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Talmer, threatened. Talmer and each Talmer Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Talmer or each Talmer Subsidiary.

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3.4     Capital Stock.

(a)     The authorized capital stock of Talmer consists of 198,000,000 shares of Talmer Common Stock, of which, as of the close of business on January 21, 2016 (the “Capitalization Date”), 66,129,873 shares were issued and outstanding, 2,000,000 shares of Class B Non-Voting Common Stock, $1.00 par value per share (the “Talmer Class B Common Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding, and 20,000,000 shares of Preferred Stock, $1.00 par value per share (the “Talmer Preferred Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding. Except for the Talmer Share-Based Awards, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of Talmer.

(b)     Section 3.4(b) of the Talmer Disclosure Schedules sets forth, as of the date of this Agreement, the number of shares of Talmer Common Stock that are authorized and reserved for issuance under each Talmer Stock Plan, and the number of shares of Talmer Common Stock that are subject to outstanding Talmer Stock Options and Talmer Stock Awards (collectively, “Talmer Share-Based Awards”) issued under a Talmer Stock Plan. All Talmer Share-Based Awards have been awarded under a Talmer Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which Talmer Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of Talmer Common Stock. All outstanding shares of Talmer Common Stock, and all Talmer Common Stock reserved for issuance under the Talmer Stock Plans when issued in accordance with the respective terms of the Talmer Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(c)     After the date of this Agreement, the number of issued and outstanding shares of Talmer Common Stock, Talmer Class B Common Stock, and Talmer Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Talmer Common Stock upon the exercise of any Talmer Stock Options granted pursuant to a Talmer Stock Plan prior to the date of this Agreement.

(d)     Other than the issued and outstanding shares of Talmer Common Stock described in Section 3.4(a), neither Talmer nor any Talmer Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Agreement, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Agreement.

(e)     No Talmer Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

3.5     Financial Statements.

(a)     The consolidated financial statements of Talmer as of and for each of the three (3) years ended December 31, 2014, 2013, and 2012, as reported on by Talmer’s independent accountants, and the unaudited consolidated financial statements of Talmer as of

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and for each quarter in 2015 ended before the date of this Agreement, including all schedules and notes relating to such statements, as previously delivered to Chemical (collectively, “Talmer Financial Statements”), fairly present, and the unaudited consolidated financial statements of Talmer as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Talmer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer) and the absence of notes (that, if presented, would not differ materially from those included in Talmer Financial Statements). No financial statements of any entity or enterprise other than the Talmer Subsidiaries are required by GAAP to be included in the consolidated financial statements of Talmer.

(b)     The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

(i)     The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Talmer Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2014, 2013, and 2012, and as of and for each of the first, second and third quarter of 2015 as filed with the FDIC; and

(ii)     The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Talmer as of and for each of the fiscal years ended December 31, 2014, 2013, and 2012, and as of and for each quarter ended in 2015 before the date of this Agreement as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Talmer or any Talmer Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5(b) are collectively referred to as the “Talmer Call Reports.”

3.6     Absence of Certain Changes or Events. Since September 30, 2015, (a) Talmer and the Talmer Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.7     Legal Proceedings. There is no Action pending or, to the Knowledge of Talmer, threatened against Talmer or any of the Talmer Subsidiaries that (a) as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer. There is no material unsatisfied judgment, penalty or award against Talmer or any of the Talmer Subsidiaries. Neither Talmer nor any of the Talmer Subsidiaries,

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nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer. No officer or director of Talmer or any of the Talmer Subsidiaries is a defendant in any Action commenced by any shareholder of Talmer or any of the Talmer Subsidiaries with respect to the performance of his or her duties as an officer or a director of Talmer or any of the Talmer Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Agreement.

3.8     Regulatory Filings. In the last three (3) years:

(a)     Talmer and each Talmer Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

(b)     All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.9     No Indemnification Claims. To the Knowledge of Talmer, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Talmer or any Talmer Subsidiary.

3.10     Conduct of Business. Talmer and each Talmer Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.11     Transaction Documents. None of the information supplied or to be supplied by Talmer for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Chemical Shareholder Meeting) will, at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting

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and the Talmer Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Talmer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Chemical for inclusion or incorporation by reference in the Joint Proxy Statement.

3.12     Agreements With Bank Regulators. Neither Talmer nor any Talmer Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Talmer’s or a Talmer Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Talmer or any Talmer Subsidiary (a “Regulatory Agreement”), nor has Talmer nor any Talmer Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Talmer nor any Talmer Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

3.13     Tax Matters.

(a)     All material Tax Returns required by applicable Law to have been filed by Talmer and each Talmer Subsidiary since January 1, 2010 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2010, Talmer and each Talmer Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2010, all material Taxes that are due and payable by Talmer and each Talmer Subsidiary have been paid.

(b)     There is no audit or other proceeding pending against or with respect to Talmer or any Talmer Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Talmer or any of the Talmer Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)     Neither Talmer nor any Talmer Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d)     Except as required by Law, neither Talmer nor any Talmer Subsidiary is a party to any Tax allocation or sharing agreement.

(e)     Neither Talmer nor any Talmer Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute

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of limitations has not expired (other than a group of which Talmer and one or more Talmer Subsidiaries are the only members). Neither Talmer nor any Talmer Subsidiary is a general partner in any partnership that is material to its business operations.

(f)     Within the past three (3) years, neither Talmer nor any Talmer Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)     Neither Talmer nor any Talmer Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h)     Neither Talmer nor any Talmer Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i)     There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Talmer or any Talmer Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

3.14     Properties.

(a)     Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, Talmer and each Talmer Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Talmer or any of the Talmer Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Talmer and each Talmer Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Talmer or any Talmer Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither Talmer nor any Talmer Subsidiary has received any written notice alleging violation, breach, or default of such lease. Talmer and each Talmer Subsidiary is in possession of the properties or assets purported to be leased under all its material leases (except where Talmer or a Talmer Subsidiary is the lessor). The tangible personal and real property and assets of Talmer and all Talmer Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

(b)     With respect to real property owned by Talmer or any Talmer Subsidiary, none of Talmer nor any Talmer Subsidiary (i) has received written notice of any pending, and to the Knowledge of Talmer there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not

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reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(c)     With respect to real property leased, subleased or licensed by Talmer or any Talmer Subsidiary, none of Talmer nor any Talmer Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Talmer or (ii) (A) has received written notice of any pending, and to the Knowledge of Talmer there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(d)     No lease or license pursuant to which Talmer or any Talmer Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any personal property lease with payments of less than $500,000 per year, contains any provision, including any prohibition against assignment by Talmer or any Talmer Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

3.15     Intellectual Property. Talmer and the Talmer Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Talmer, threatened that Talmer or any of the Talmer Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Talmer, no Person is materially infringing, misappropriating or otherwise violating the rights of Talmer or any of the Talmer Subsidiaries with respect to any material Intellectual Property owned or purported to be owned by Talmer or any of the Talmer Subsidiaries (collectively the “Talmer-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, to the Knowledge of Talmer: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Talmer or any of the Talmer Subsidiaries with respect to the validity or enforceability of the Talmer-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Talmer-Owned Intellectual Property or Intellectual Property licensed to Talmer or any Talmer Subsidiary.

3.16     Required Licenses, Permits, Etc. Talmer and each Talmer Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full

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force and effect. Each Talmer Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

3.17     Material Contracts and Change of Control.

(a)     For the purposes of this Agreement, the term “Talmer Material Contract” means any of the following Contracts to which Talmer or any of the Talmer Subsidiaries is a party or bound as of the date of this Agreement:

(i)     Each Contract that (A) has been or (B) would be required to be, but has not been, filed by Talmer as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Agreement;

(ii)     Each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Talmer or any of the Talmer Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

(iii)     Each Contract that creates a material partnership or joint venture to which Talmer or any of the Talmer Subsidiaries is a party;

(iv)     Each Contract between or among Talmer and any Talmer Subsidiary;

(v)     Each Contract with a correspondent banker;

(vi)     Each Contract relating to the borrowing of money by Talmer or any Talmer Subsidiary or guarantee by Talmer or any Talmer Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Talmer Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $2,000,000;

(vii)     Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Talmer or any of the Talmer Subsidiaries has any material continuing obligations, contingent or otherwise;

(viii)     Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Talmer or any of the Talmer Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix)     Each voting agreement or registration rights agreement with respect to the capital stock of Talmer or any of the Talmer Subsidiaries;

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(x)     Each Contract granting Talmer or any Talmer Subsidiary the right to use, restricting Talmer’s or any Talmer Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Talmer’s or any Talmer Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

(xi)     Each Contract that limits the payment of dividends by Talmer or any Talmer Subsidiary;

(xii)     Each Contract involving a standstill or similar obligation of Talmer or any of the Talmer Subsidiaries relating to the purchase of securities of Talmer or any other Person;

(xiii)     Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Talmer or any Talmer Subsidiary, on the one hand, and, on the other hand (A) any officer or director of Talmer or a Talmer Subsidiary, or (B) to the Knowledge of Talmer, any (1) record or beneficial owner of five percent (5%) or more of the voting securities of Talmer, (2) Affiliate or family member of any such officer, director, or record or beneficial owner, or (3) other Affiliate of Talmer, except those Contracts of a type available to employees of Talmer generally;

(xiv)     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $1,000,000;

(xv)     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $10,000,000;

(xvi)     Each Contract or commitment for a loan participation agreement with any other Person in excess of $10,000,000;

(xvii)     Each employment Contract with an employee of Talmer or any Talmer Subsidiary or any other compensatory Contract or plan in which any executive officer of Talmer or any Talmer Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants); and

(xviii)     Each Contract that is material to the financial condition, results of operations or business of Talmer or any Talmer Subsidiary.

(b)     Prior to the date of this Agreement, Talmer has provided or made available to Chemical a true and complete copy of each Talmer Material Contract in effect as of the date of this Agreement. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, (i) all Talmer Material Contracts are in full force and effect as of the date of this Agreement, (ii)

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neither Talmer nor any of the Talmer Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Talmer Material Contract, (iii) to the Knowledge of Talmer, no other party to any Talmer Material Contract is in breach of or in default under any Talmer Material Contract, and (iv) neither Talmer nor any Talmer Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Talmer Material Contract.

(c)     There is no Talmer Material Contract under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (A) materially interfere with the ordinary course of business conducted by Talmer, any Talmer Subsidiary or the Surviving Corporation or (B) have a Material Adverse Effect on Talmer.

(d)     (i) All data processing Contracts of Talmer or any of the Talmer Subsidiaries are cancelable by Talmer or a Talmer Subsidiary on or immediately after the Effective Time without cost, penalty or further obligation, except for costs, penalties or further obligations that, in the aggregate with respect to any Contract, do not exceed $1,000,000; and (ii) neither Talmer nor any Talmer Subsidiary is party to any Contract that would require any payment to another party upon termination in excess of $1,000,000.

3.18     Labor and Employment Matters.

(a)      (i) Talmer and all of the Talmer Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer; (ii) as of the date of this Agreement, there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Talmer, threatened against Talmer or any of the Talmer Subsidiaries; (iii) as of the date of this Agreement and during the past three (3) years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Talmer, threatened against or affecting Talmer or any of the Talmer Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Talmer or any Talmer Subsidiary; (v) as of the date of this Agreement, Talmer has not received written notice of charges with respect to or relating to Talmer or any Talmer Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices, nor is there any claim pending before any court or administrative agency regarding any unlawful employment practices relating to Talmer or any Talmer Subsidiary; and (vi) neither Talmer nor any Talmer Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or

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employment laws of an intention to conduct an investigation of Talmer or any Talmer Subsidiary and, to the Knowledge of Talmer, no such investigation is in progress.

(b)     Neither Talmer nor any Talmer Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c)     All salaried employees, hourly employees, and temporary employees of Talmer and its Subsidiaries are employed on an at-will basis by Talmer and/or its Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Talmer or any Talmer Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Talmer or any Talmer Subsidiary made to any employee that commits Talmer, any Talmer Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d)     Since January 1, 2013, neither Talmer nor any Talmer Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Talmer or any Talmer Subsidiary, except in compliance with the WARN Act.

(e)     There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or, to the Knowledge of Talmer, threatened against Talmer or any Talmer Subsidiary. Talmer and all of the Talmer Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(f)     Neither Talmer nor any Talmer Subsidiary is a party or subject to any Contract which restricts Talmer or any Talmer Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

(g)     The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Talmer or any Talmer Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Talmer Benefit Plan.

(h)     Talmer has implemented commercially reasonable procedures to ensure that all employees who are performing services for Talmer or any Talmer Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

(i)     The policies, programs, and practices of Talmer and all Talmer Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all

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material respects with applicable Law governing or relating to employment and employer practices and facilities.

3.19     Employee Benefits.

(a)     Talmer has delivered or made available to Chemical true and complete copies of all material Talmer Benefit Plans. Each Talmer Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(b)     Each Talmer Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and, to the Knowledge of Talmer, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c)     All contributions, payments or premiums required to be made with respect to any Talmer Benefit Plan by Talmer on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded Talmer Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Talmer and the Talmer Subsidiaries have performed all material obligations required to be performed under all Talmer Benefit Plans with respect to which Talmer or any ERISA Affiliate of Talmer has an obligation to contribute.

(d)     Neither Talmer nor any ERISA Affiliate of Talmer (or, to Talmer’s Knowledge, their respective predecessors) participates in nor since December 31, 1973, has ever participated in any Multiemployer Plan, and neither Talmer nor any ERISA Affiliate of Talmer (or, to Talmer’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (v) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States. No Liability under Title IV of ERISA has been or is expected to be incurred by Talmer or any Talmer Subsidiary with respect to any applicable Talmer Benefit Plan. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived in relation to any applicable Talmer Benefit Plan. In relation to each applicable Talmer Benefit Plan, (A) all contributions required to be made under one or both of Section 412 and 430 of the Code have been timely made, (B) there has been no application for any waiver of the minimum funding premium standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (C) there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

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(e)     Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Talmer nor any Talmer Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

(f)     The execution, delivery of, and performance by Talmer of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Talmer or any of the Talmer Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Talmer or any of the Talmer Subsidiaries to amend or terminate any Talmer Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of Talmer or any Talmer Subsidiary.

(g)     Talmer and the Talmer Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Talmer Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Talmer Benefit Plan effective as of any date on or after the date of this Agreement.

(h)     With respect to each Talmer Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Talmer nor any of the Talmer Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(i)     There is no pending or, to the Knowledge of Talmer, threatened Action with respect to any Talmer Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(j)     Since January 1, 2015, neither Talmer nor any of the Talmer Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Talmer Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Talmer Benefit Plan.

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(k)     Each of the Talmer Benefit Plans which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer. Additionally, Talmer and Talmer Subsidiaries operate such Talmer Benefit Plans to avoid assessable payments under Code Sections 4980H(a) and (b).  Neither Talmer nor any of the Talmer Subsidiaries have any liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

(l)     No stock options, stock appreciation rights or other grants of stock-based awards by Talmer or any Talmer Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

3.20     Environmental Matters.

(a)     Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer: (i) Talmer and each of the Talmer Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) Talmer and each of the Talmer Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of Talmer, threatened against Talmer or any of the Talmer Subsidiaries, and, to the Knowledge of Talmer, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Talmer or any of the Talmer Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Talmer Site and no Hazardous Materials are present in, on, about or migrating to or from any Talmer Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against Talmer or any of the Talmer Subsidiaries; (v) neither Talmer nor any of the Talmer Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither Talmer nor any of the Talmer Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither Talmer nor any of the Talmer Subsidiaries, any predecessors of Talmer or any of the Talmer Subsidiaries, nor any entity previously owned by Talmer or any of the Talmer Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Talmer or any of the Talmer Subsidiaries.

(b)     To the Knowledge of Talmer, each underground storage tank presently or previously located on any Talmer Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated as required by applicable Environmental Laws.

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3.21     Duties as Fiduciary. To the Knowledge of Talmer, Talmer and each Talmer Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Talmer nor any Talmer Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Talmer or any Talmer Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Talmer Financial Statements.

3.22     Investment Bankers and Brokers. Talmer has employed Keefe, Bruyette & Woods, Inc. (the “Talmer Investment Banker”) in connection with the Merger. Talmer, the Talmer Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Talmer Investment Banker in connection with this Agreement or the Merger. Other than the fees and expenses payable by Talmer to the Talmer Investment Banker in connection with the Merger, as described in Section 3.22 of the Talmer Disclosure Schedules, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Talmer or any Talmer Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. Talmer has provided to Chemical true and complete copies of each agreement, arrangement, and understanding between Talmer and the Talmer Investment Banker prior to the date of this Agreement.

3.23     Fairness Opinion. The Talmer Board has received the opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the Talmer Investment Banker, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the holders of Talmer Common Stock from a financial point of view. Such opinion has not been rescinded as of the date of this Agreement.

3.24     Talmer-Related Persons.

(a)     No Talmer-Related Person has any loan, credit or other Contract outstanding with Talmer or any Talmer Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Talmer or any Talmer Subsidiary.

(b)     Other than in a capacity as a shareholder, director, or executive officer of Talmer or any Talmer Subsidiary, no Talmer-Related Person owns or controls any assets or properties that are used in the business of Talmer or any Talmer Subsidiary.

(c)     Other than ordinary and customary banking relationships, no Talmer-Related Person has any contractual relationship with Talmer or any Talmer Subsidiary.

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(d)     No Talmer-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Talmer or any Talmer Subsidiary in a principal amount of $2,000,000 or more.

3.25     Change in Business Relationships. As of the date of this Agreement, no director or executive officer of Talmer has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Talmer or any Talmer Subsidiary, or other Person with whom Talmer or any Talmer Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Talmer or any Talmer Subsidiary, the effect of which would reasonably be expected to have a Material Adverse Effect on Talmer.

3.26     Insurance. Talmer and the Talmer Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $400,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering Talmer’s or any Talmer Subsidiary’s assets, properties, premises, operations, directors or personnel. Talmer and the Talmer Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Talmer or the Talmer Subsidiaries.

3.27     Books and Records. The books of account, minute books, stock record books, and other records of Talmer are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Talmer and the Talmer Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2013, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2013, have been made available for Chemical’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which Talmer is prohibited from disclosing pursuant to applicable Law).

3.28     Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer, all guarantees of indebtedness owed to Talmer or any Talmer Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.29     Data Security and Customer Privacy. Talmer and each Talmer Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of

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Governmental Entities regarding the security of each of their customers’ data and the systems operated by Talmer and each Talmer Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.30     Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Talmer’s consolidated financial statements and the Talmer Call Reports as of December 31, 2014 and as of each quarter ended after December 31, 2014 was, in the reasonable opinion of Talmer’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) in conformance with recommendations and comments in reports of examination in all material respects.

3.31     Loans and Investments. All investments and, except as would not reasonably be expected to have a Material Adverse Effect on Talmer, all loans of Talmer and each Talmer Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.32     Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Talmer and each Talmer Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.33     Securities Laws Matters.

(a)     Since the date of becoming a reporting company with the SEC, Talmer has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Form S-4, the “Talmer SEC Reports”). Each of the Talmer SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Talmer SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Talmer SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Talmer Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Talmer SEC Reports.

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(b)     Talmer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Talmer has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Talmer has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Talmer’s auditors and the audit committee of the Talmer Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Talmer’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Talmer’s internal controls over financial reporting. Since January 1, 2012, neither Talmer nor any of the Talmer Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Talmer or any Talmer Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Talmer or any Talmer Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since the date of becoming a reporting company with the SEC, subject to any applicable grace periods, Talmer has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

3.34     Joint Ventures; Strategic Alliances. Neither Talmer nor any Talmer Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.35     Policies and Procedures. Talmer and each Talmer Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Chemical as applicable to the periods when those policies and procedures were in effect.

3.36     Shareholder Rights Plan. Talmer does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.

3.37     Absence of Undisclosed Liabilities. There exist no Liabilities of Talmer or any Talmer Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Talmer Financial Statements, (b) Liabilities under executory contracts to which Talmer or a Talmer Subsidiary is a party or otherwise incurred in the ordinary course of business of Talmer or a Talmer Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

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3.38     No Other Representations and Warranties. Except for the express representations and warranties made by Talmer and the Talmer Subsidiaries in this Article III, neither Talmer nor any other Person makes or has made any representation or warranty with respect to Talmer or the Talmer Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Chemical or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Talmer has not relied on any representations or warranties relating to Chemical or any Chemical Subsidiary in determining to enter into this Agreement, except for those expressly made by Chemical in Article IV.

Article IV
REPRESENTATIONS AND WARRANTIES OF CHEMICAL

Except as disclosed in the Chemical SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as disclosed in the disclosure schedules delivered by Chemical to Talmer prior to or concurrently with the execution of this Agreement (the “Chemical Disclosure Schedules”), it being understood and agreed that the disclosure of any item in the Chemical SEC Reports shall be deemed a disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure, Chemical represents and warrants to Talmer that:

4.1     Authorization, No Conflicts, Etc.

(a)     Chemical has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Chemical Shareholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the Chemical Board. The Chemical Board has (i) determined that the terms of this Agreement are fair to and in the best interests of Chemical and the Chemical Shareholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the Chemical Board Recommendation to the Chemical Shareholders. Except for the Chemical Shareholder Approval, no other corporate proceedings on the part of Chemical are necessary to authorize this Agreement or to consummate the Merger (other than the submission to the Chemical Shareholders of an advisory (non-binding) vote on the compensation that may be paid or become payable to Chemical’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Talmer) constitutes valid and binding obligations of, Chemical and is enforceable against Chemical in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of

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equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)     The execution, delivery, and performance of this Agreement by Chemical, the issuance of shares of Chemical Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Chemical or any Subsidiary of Chemical (each a “Chemical Subsidiary” and collectively, the “Chemical Subsidiaries”); or (ii) any Law or Order applicable to Chemical or any Chemical Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1(d).

(c)     The execution, delivery, and performance of this Agreement by Chemical, the issuance of shares of Chemical Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which Chemical or any Chemical Subsidiary is a party or subject, or by which Chemical or any Chemical Subsidiary is bound or affected.

(d)     No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by Chemical other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the BHC Act and the Michigan Banking Code. Chemical has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 4.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

4.2     Organization and Good Standing. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Chemical is a financial holding company duly registered as such with the Federal Reserve Board under the BHC Act. Chemical is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.3     Subsidiaries.

(a)     Chemical has provided to Talmer a true and complete list of each Chemical Subsidiary as of the date of this Agreement. Other than the Chemical Subsidiaries, Chemical does not have “control” (as defined in Section 2(a)(2) of the BHC Act, using five percent (5%) rather than twenty-five percent (25%)), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Chemical or a

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Chemical Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Chemical Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Chemical Subsidiary.

(b)     Each of the Chemical Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (ii) and (iii) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(c)     The deposits of Chemical Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Chemical, threatened. Chemical and each Chemical Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Chemical or each Chemical Subsidiary.

4.4     Capital Stock.

(a)     The authorized capital stock of Chemical consists of 60,000,000 shares of Chemical Common Stock, of which, as of the Capitalization Date, 38,167,861 shares were issued and outstanding; and 2,000,000 shares of Preferred Stock (the “Chemical Preferred Stock”), of which, as of the Capitalization Date, no shares were issued and outstanding. Except for the Chemical Share-Based Awards, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of Chemical.

(b)     Section 4.4(b) of the Chemical Disclosure Schedules sets forth, as of the date of this Agreement, the number of shares of Chemical Common Stock that are authorized and reserved for issuance under each plan sponsored by Chemical under which options and other stock-based awards are granted, and the award agreements thereunder (collectively, the “Chemical Stock Plans”), and the number of shares of Chemical Common Stock that are subject to outstanding Chemical Stock Options and Chemical Stock Awards (collectively, “Chemical Share-Based Awards”) issued under a Chemical Stock Plan. All Chemical Share-Based Awards have been awarded under a Chemical Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which Chemical Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of Chemical Common Stock. All outstanding shares of Chemical Common Stock, and all Chemical Common Stock reserved for issuance under the Chemical Stock Plans when issued in accordance with the respective terms of the Chemical Stock Plans, are or will be duly authorized, validly issued, fully

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paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

(c)     After the date of this Agreement, the number of issued and outstanding shares of Chemical Common Stock and Chemical Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of Chemical Common Stock upon the exercise of any Chemical Stock Options granted pursuant to a Chemical Stock Plan prior to the date of this Agreement.

(d)     Other than the issued and outstanding shares of Chemical Common Stock described in Section 4.4(a), neither Chemical nor any Chemical Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Agreement, or the issuance of Chemical Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Agreement or the issuance of Chemical Common Stock that constitutes the Merger Consideration.

(e)     No Chemical Shareholder will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

4.5     Financial Statements.

(a)     The consolidated financial statements of Chemical as of and for each of the three (3) years ended December 31, 2014, 2013, and 2012, as reported on by Chemical’s independent accountants, and the unaudited consolidated financial statements of Chemical as of and for each quarter in 2015 ended before the date of this Agreement, including all schedules and notes relating to such statements, as previously delivered to Talmer (collectively, “Chemical Financial Statements”), fairly present, and the unaudited consolidated financial statements of Chemical as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Chemical as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical) and the absence of notes (that, if presented, would not differ materially from those included in Chemical Financial Statements). No financial statements of any entity or enterprise other than the Chemical Subsidiaries are required by GAAP to be included in the consolidated financial statements of Chemical.

(b)     The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

(i)     The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Chemical Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2014, 2013, and

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as of and for each of the first, second and third quarter of 2015 as filed with the FDIC; and

(ii)     The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Chemical as of and for each of the fiscal years ended December 31, 2014, 2013, and 2012, and as of and for each quarter ended in 2015 before the date of this Agreement as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Chemical or any Chemical Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5(b) are collectively referred to as the “Chemical Call Reports.”

4.6     Absence of Certain Changes or Events. Since September 30, 2015, (a) Chemical and the Chemical Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.7     Legal Proceedings. There is no Action pending or, to the Knowledge of Chemical, threatened against Chemical or any of the Chemical Subsidiaries that (a) as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical. There is no material unsatisfied judgment, penalty or award against Chemical or any of the Chemical Subsidiaries. Neither Chemical nor any of the Chemical Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical. No officer or director of Chemical or any of the Chemical Subsidiaries is a defendant in any Action commenced by any shareholder of Chemical or any of the Chemical Subsidiaries with respect to the performance of his or her duties as an officer or a director of Chemical or any of the Chemical Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Agreement.

4.8     Regulatory Filings. In the last three (3) years:

(a)     Chemical and each Chemical Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

(b)     All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.9     No Indemnification Claims. To the Knowledge of Chemical, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim,

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loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Chemical or any Chemical Subsidiary.

4.10     Conduct of Business. Chemical and each Chemical Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.11     Transaction Documents. None of the information supplied or to be supplied by Chemical for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the Talmer Shareholder Meeting) will, at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Chemical Shareholders and the Talmer Shareholders and at the time of the Chemical Shareholder Meeting and the Talmer Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Chemical with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Talmer for inclusion or incorporation by reference in the Joint Proxy Statement.

4.12     Agreements With Bank Regulators. Neither Chemical nor any Chemical Subsidiary is a party to any Regulatory Agreement, nor has Chemical nor any Chemical Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Chemical nor any Chemical Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

4.13     Tax Matters.

(a)     All material Tax Returns required by applicable Law to have been filed by Chemical and each Chemical Subsidiary since January 1, 2010 have been filed when due (taking

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into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2010, Chemical and each Chemical Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2010, all material Taxes that are due and payable by Chemical and each Chemical Subsidiary have been paid.

(b)     There is no audit or other proceeding pending against or with respect to Chemical or any Chemical Subsidiary with respect to any material amount of Tax. There are no material Liens on any of the assets of Chemical or any of the Chemical Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)     Neither Chemical nor any Chemical Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d)     Except as required by Law, neither Chemical nor any Chemical Subsidiary is a party to any Tax allocation or sharing agreement.

(e)     Neither Chemical nor any Chemical Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Chemical and one or more Chemical Subsidiaries are the only members). Neither Chemical nor any Chemical Subsidiary is a general partner in any partnership that is material to its business operations.

(f)     Within the past three (3) years, neither Chemical nor any Chemical Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)     Neither Chemical nor any Chemical Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h)     Neither Chemical nor any Chemical Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i)     There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Chemical or any Chemical Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

4.14     Properties.

(a)     Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, Chemical and each Chemical Subsidiary has good and valid title to, or valid leasehold interests

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in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Chemical or any of the Chemical Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Chemical and each Chemical Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Chemical or any Chemical Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither Chemical nor any Chemical Subsidiary has received any written notice alleging violation, breach, or default of such lease. Chemical and each Chemical Subsidiary is in possession of the properties or assets purported to be leased under all its material leases (except where Chemical or a Chemical Subsidiary is the lessor). The tangible personal and real property and assets of Chemical and all Chemical Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

(b)     With respect to real property owned by Chemical or any Chemical Subsidiary, none of Chemical nor any Chemical Subsidiary (i) has received written notice of any pending, and to the Knowledge of Chemical there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(c)     With respect to real property leased, subleased or licensed by Chemical or any Chemical Subsidiary, none of Chemical nor any Chemical Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Chemical or (ii) (A) has received written notice of any pending, and to the Knowledge of Chemical there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(d)     No lease or license pursuant to which Chemical or any Chemical Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any personal property lease with payments of less than $500,000 per year, contains any provision, including any prohibition against assignment by Chemical or any Chemical Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

4.15     Intellectual Property. Chemical and the Chemical Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in

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their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Chemical, threatened that Chemical or any of the Chemical Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Chemical, no Person is materially infringing, misappropriating or otherwise violating the rights of Chemical or any of the Chemical Subsidiaries with respect to any material Intellectual Property owned or purported to be owned by Chemical or any of the Chemical Subsidiaries (collectively the “Chemical-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, to the Knowledge of Chemical: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Chemical or any of the Chemical Subsidiaries with respect to the validity or enforceability of the Chemical-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Chemical-Owned Intellectual Property or Intellectual Property licensed to Chemical or any Chemical Subsidiary.

4.16     Required Licenses, Permits, Etc. Chemical and each Chemical Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Chemical Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

4.17     Material Contracts and Change of Control.

(a)     For the purposes of this Agreement, the term “Chemical Material Contract” means any of the following Contracts to which Chemical or any of the Chemical Subsidiaries is a party or bound as of the date of this Agreement:

(i)     Each Contract that (A) has been or (B) would be required to be, but has not been, filed by Chemical as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Agreement;

(ii)     Each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Chemical or any of the Chemical Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

(iii)     Each Contract that creates a material partnership or joint venture to which Chemical or any of the Chemical Subsidiaries is a party;

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(iv)     Each Contract between or among Chemical and any Chemical Subsidiary;

(v)     Each Contract with a correspondent banker;

(vi)     Each Contract relating to the borrowing of money by Chemical or any Chemical Subsidiary or guarantee by Chemical or any Chemical Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution Chemical Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $2,000,000;

(vii)     Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Chemical or any of the Chemical Subsidiaries has any material continuing obligations, contingent or otherwise;

(viii)     Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Chemical or any of the Chemical Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix)     Each voting agreement or registration rights agreement with respect to the capital stock of Chemical or any of the Chemical Subsidiaries;

(x)     Each Contract granting Chemical or any Chemical Subsidiary the right to use, restricting Chemical’s or any Chemical Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Chemical’s or any Chemical Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

(xi)     Each Contract that limits the payment of dividends by Chemical or any Chemical Subsidiary;

(xii)     Each Contract involving a standstill or similar obligation of Chemical or any of the Chemical Subsidiaries relating to the purchase of securities of Chemical or any other Person;

(xiii)     Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Chemical or any Chemical Subsidiary, on the one hand, and, on the other hand (A) any officer or director of Chemical or a Chemical Subsidiary, or (B) to the Knowledge of Chemical, any (1) record or beneficial owner of five percent (5%) or more of the voting securities of Chemical, (2) Affiliate or family member of any such officer, director, or record or beneficial owner, or (3) other Affiliate of Chemical, except those Contracts of a type available to employees of Chemical generally;

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(xiv)     Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $1,000,000;

(xv)     Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $10,000,000;

(xvi)     Each Contract or commitment for a loan participation agreement with any other Person in excess of $10,000,000;

(xvii)     Each employment Contract with an employee of Chemical or any Chemical Subsidiary or any other compensatory Contract or plan in which any executive officer of Chemical or any Chemical Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants); and

(xviii)     Each Contract that is material to the financial condition, results of operations or business of Chemical or any Chemical Subsidiary.

(b)     Prior to the date of this Agreement, Chemical has provided or made available to Talmer a true and complete copy of each Chemical Material Contract in effect as of the date of this Agreement. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, (i) all Chemical Material Contracts are in full force and effect as of the date of this Agreement, (ii) neither Chemical nor any of the Chemical Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Chemical Material Contract, (iii) to the Knowledge of Chemical, no other party to any Chemical Material Contract is in breach of or in default under any Chemical Material Contract, and (iv) neither Chemical nor any Chemical Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Chemical Material Contract.

(c)     There is no Chemical Material Contract under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (A) materially interfere with the ordinary course of business conducted by Chemical, any Chemical Subsidiary or the Surviving Corporation or (B) have a Material Adverse Effect on Chemical.

(d)     (i) All data processing Contracts of Chemical or any of the Chemical Subsidiaries are cancelable by Chemical or a Chemical Subsidiary on or immediately after the Effective Time without cost, penalty or further obligation, except for costs, penalties or further obligations that, in the aggregate with respect to any Contract, do not exceed $1,000,000; and (ii)

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neither Chemical nor any Chemical Subsidiary is party to any Contract that would require any payment to another party upon termination in excess of $1,000,000.

4.18     Labor and Employment Matters.

(a)     (i) Chemical and all of the Chemical Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical; (ii) as of the date of this Agreement, there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Chemical, threatened against Chemical or any of the Chemical Subsidiaries; (iii) as of the date of this Agreement and during the past three (3) years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Chemical, threatened against or affecting Chemical or any of the Chemical Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Chemical or any Chemical Subsidiary; (v) as of the date of this Agreement, Chemical has not received written notice of charges with respect to or relating to Chemical or any Chemical Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices, nor is there any claim pending before any court or administrative agency regarding any unlawful employment practices relating to Chemical or any Chemical Subsidiary; and (vi) neither Chemical nor any Chemical Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Chemical or any Chemical Subsidiary and, to the Knowledge of Chemical, no such investigation is in progress.

(b)     Neither Chemical nor any Chemical Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c)    All salaried employees, hourly employees, and temporary employees of Chemical and its Subsidiaries are employed on an at-will basis by Chemical and/or its Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Chemical or any Chemical Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Chemical or any Chemical Subsidiary made to any employee that commits Chemical, any Chemical Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d)     Since January 1, 2013, neither Chemical nor any Chemical Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in

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either case affecting any site of employment or facility of Chemical or any Chemical Subsidiary, except in compliance with the WARN Act.

(e)     There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or, to the Knowledge of Chemical, threatened against Chemical or any Chemical Subsidiary. Chemical and all of the Chemical Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(f)     Neither Chemical nor any Chemical Subsidiary is a party or subject to any Contract which restricts Chemical or any Chemical Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

(g)     The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Chemical or any Chemical Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Chemical Benefit Plan.

(h)     Chemical has implemented commercially reasonable procedures to ensure that all employees who are performing services for Chemical or any Chemical Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

(i)     The policies, programs, and practices of Chemical and all Chemical Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

4.19     Employee Benefits.

(a)     Chemical has delivered or made available to Talmer true and complete copies of all material Chemical Benefit Plans. Each Chemical Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(b)     Each Chemical Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and, to the Knowledge of Chemical, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

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(c)     All contributions, payments or premiums required to be made with respect to any Chemical Benefit Plan by Chemical on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded Chemical Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Chemical and the Chemical Subsidiaries have performed all material obligations required to be performed under all Chemical Benefit Plans with respect to which Chemical or any ERISA Affiliate of Chemical has an obligation to contribute.

(d)     Neither Chemical nor any ERISA Affiliate of Chemical (or, to Chemical’s Knowledge, their respective predecessors) participates in nor since December 31, 1973, has ever participated in any Multiemployer Plan, and neither Chemical nor any ERISA Affiliate of Chemical (or, to Chemical’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (v) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) is primarily for the benefit of employees who reside outside of the United States. No Liability under Title IV of ERISA has been or is expected to be incurred by Chemical or any Chemical Subsidiary with respect to any applicable Chemical Benefit Plan. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived in relation to any applicable Chemical Benefit Plan. In relation to each applicable Chemical Benefit Plan, (A) all contributions required to be made under one or both of Section 412 and 430 of the Code have been timely made, (B) there has been no application for any waiver of the minimum funding premium standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (C) there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

(e)     Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Chemical nor any Chemical Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

(f)     The execution, delivery of, and performance by Chemical of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Chemical or any of the Chemical Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Chemical or any of the Chemical Subsidiaries to amend or terminate any Chemical Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning

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of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of Chemical or any Chemical Subsidiary.

(g)     Chemical and the Chemical Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Chemical Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Chemical Benefit Plan effective as of any date on or after the date of this Agreement.

(h)     With respect to each Chemical Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Chemical nor any of the Chemical Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(i)     There is no pending or, to the Knowledge of Chemical, threatened Action with respect to any Chemical Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(j)     Since January 1, 2015, neither Chemical nor any of the Chemical Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Chemical Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Chemical Benefit Plan.

(k)     Each of the Chemical Benefit Plans which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical. Additionally, Chemical and the Chemical Subsidiaries operate such Chemical Benefit Plans to avoid assessable payments under Code Sections 4980H(a) and (b).  Neither Chemical nor any of the Chemical Subsidiaries have any liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

(l)     No stock options, stock appreciation rights or other grants of stock-based awards by Chemical or any Chemical Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

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4.20     Environmental Matters.

(a)     Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical: (i) Chemical and each of the Chemical Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) Chemical and each of the Chemical Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of Chemical, threatened against Chemical or any of the Chemical Subsidiaries, and, to the Knowledge of Chemical, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Chemical or any of the Chemical Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Chemical Site and no Hazardous Materials are present in, on, about or migrating to or from any Chemical Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against Chemical or any of the Chemical Subsidiaries; (v) neither Chemical nor any of the Chemical Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither Chemical nor any of the Chemical Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither Chemical nor any of the Chemical Subsidiaries, any predecessors of Chemical or any of the Chemical Subsidiaries, nor any entity previously owned by Chemical or any of the Chemical Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Chemical or any of the Chemical Subsidiaries.

(b)     To the Knowledge of Chemical, each underground storage tank presently or previously located on any Chemical Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated as required by applicable Environmental Laws.

4.21     Duties as Fiduciary. To the Knowledge of Chemical, Chemical and each Chemical Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Chemical nor any Chemical Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Chemical or any Chemical Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Chemical Financial Statements.

4.22     Investment Bankers and Brokers. Chemical has employed Sandler O’Neill & Partners, L.P. (the “Chemical Investment Banker”) in connection with the Merger. Chemical, the Chemical Subsidiaries, and their respective Representatives have not employed, engaged, or

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consulted with any broker, finder, or investment banker other than the Chemical Investment Banker in connection with this Agreement or the Merger. Other than the fees and expenses payable by Chemical to the Chemical Investment Banker in connection with the Merger, as described in Section 4.22 of the Chemical Disclosure Schedules, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Chemical or any Chemical Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. Chemical has provided to Talmer true and complete copies of each agreement, arrangement, and understanding between Chemical and the Chemical Investment Banker prior to the date of this Agreement.

4.23     Fairness Opinion. The Chemical Board has received the opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the Chemical Investment Banker, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to Chemical from a financial point of view. Such opinion has not rescinded as of the date of this Agreement.

4.24     Chemical-Related Persons.

(a)     No Chemical-Related Person has any loan, credit or other Contract outstanding with Chemical or any Chemical Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Chemical or any Chemical Subsidiary.

(b)     Other than in a capacity as a shareholder, director, or executive officer of Chemical or any Chemical Subsidiary, no Chemical-Related Person owns or controls any assets or properties that are used in the business of Chemical or any Chemical Subsidiary.

(c)     Other than ordinary and customary banking relationships, no Chemical-Related Person has any contractual relationship with Chemical or any Chemical Subsidiary.

(d)     No Chemical-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Chemical or any Chemical Subsidiary in a principal amount of $2,000,000 or more.

4.25     Change in Business Relationships. As of the date of this Agreement, no director or executive officer of Chemical has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Chemical or any Chemical Subsidiary, or other Person with whom Chemical or any Chemical Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Chemical or any Chemical Subsidiary, the effect of which would reasonably be expected to have a Material Adverse Effect on Chemical.

4.26     Insurance. Chemical and the Chemical Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $400,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1,

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2014, no insurance company has canceled or refused to renew a policy of insurance covering Chemical’s or any Chemical Subsidiary’s assets, properties, premises, operations, directors or personnel. Chemical and the Chemical Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Chemical or the Chemical Subsidiaries.

4.27     Books and Records. The books of account, minute books, stock record books, and other records of Chemical are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Chemical and the Chemical Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2013, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2013, have been made available for Talmer’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which Chemical is prohibited from disclosing pursuant to applicable Law).

4.28     Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical, all guarantees of indebtedness owed to Chemical or any Chemical Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.29     Data Security and Customer Privacy. Chemical and each Chemical Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Chemical and each Chemical Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

4.30     Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Chemical’s consolidated financial statements and the Chemical Call Reports as of December 31, 2014 and as of each quarter ended after December 31, 2014 was, in the reasonable opinion of Chemical’s management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP and reasonable and sound banking practices, and (c) in conformance with recommendations and comments in reports of examination in all material respects.

4.31     Loans and Investments. All investments and, except as would not reasonably be expected to have a Material Adverse Effect on Chemical, all loans of Chemical and each Chemical Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness

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that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

4.32     Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Chemical and each Chemical Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.33     Securities Laws Matters.

(a)     Since January 1, 2012, Chemical has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Form S-4, the “Chemical SEC Reports”). Each of the Chemical SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Chemical SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Chemical SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Chemical Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Chemical SEC Reports.

(b)     Chemical has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Chemical has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Chemical has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Chemical’s auditors and the audit committee of the Chemical Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Chemical’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Chemical’s internal controls over financial reporting. Since January 1, 2012, neither Chemical nor any of the Chemical Subsidiaries has Knowledge of any written

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complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Chemical or any Chemical Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Chemical or any Chemical Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2012, subject to any applicable grace periods, Chemical has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.34     Joint Ventures; Strategic Alliances. Neither Chemical nor any Chemical Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

4.35     Policies and Procedures. Chemical and each Chemical Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Talmer as applicable to the periods when those policies and procedures were in effect.

4.36     Shareholder Rights Plan. Chemical does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement. Chemical is not an “interested shareholder” of Talmer as defined in Section 778 of the MBCA.

4.37     Absence of Undisclosed Liabilities. There exist no Liabilities of Chemical or any Chemical Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Chemical Financial Statements, (b) Liabilities under executory contracts to which Chemical or a Chemical Subsidiary is a party or otherwise incurred in the ordinary course of business of Chemical or a Chemical Subsidiary, or (c) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

4.38     No Other Representations and Warranties. Except for the express representations and warranties made by Chemical and the Chemical Subsidiaries in this Article IV, neither Chemical nor any other Person makes or has made any representation or warranty with respect to Chemical or the Chemical Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Talmer or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Chemical has not relied on any representations or warranties relating to Talmer or any Talmer Subsidiary in determining to enter into this Agreement, except for those expressly made by Talmer in Article III.

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Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Conduct of Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or required by applicable Law or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, each Party shall, and shall cause each of its Subsidiaries, as applicable, to:

(a)     conduct its business in the ordinary course consistent with past practice in all material respects; and

(b)     use commercially reasonable efforts to (i) maintain and preserve intact its business organization and advantageous business relationships, and (ii) retain the services of its key officers and key employees.

5.2     Talmer Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the Talmer Disclosure Schedules or required by applicable Law, Talmer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Chemical (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)     other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

(b)     adjust, split, combine or reclassify any of its capital stock;

(c)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Talmer Subsidiaries to Talmer or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on Talmer Common Stock as set forth in Section 5.2(c) of the Talmer Disclosure Schedules, (iii) dividends in respect of the outstanding trust preferred securities of Talmer as of the date of this Agreement, and (iv) the acceptance of shares of Talmer Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Talmer Common Stock granted under Talmer Stock Plans, in each case in

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accordance with past practice and the terms of the applicable Talmer Stock Plans and related award agreements);

(d)     grant any stock options, restricted shares, or other equity-based award with respect to shares of Talmer Common Stock under the Talmer Stock Plans, or otherwise, or grant any Person any right to acquire any shares of Talmer Capital Stock;

(e)     issue any additional shares of Talmer Capital Stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Talmer Stock Plans; provided, however, Talmer may in its reasonable discretion engage in a bona fide capital raising transaction under this Section 5.2(e) without the prior written consent of Chemical;

(f)     amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

(g)     except as required by applicable Law or in accordance with the terms of any Talmer Benefit Plan as in effect on the date of this Agreement, and except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former, or retired employee or director of Talmer or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any Talmer Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Talmer Benefit Plan; (v) amend, alter, or modify any warrant or other equity-based right to purchase any shares of Talmer Capital Stock or other equity interests in Talmer or any securities exchangeable for or convertible into Talmer Capital Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any Collective Bargaining Agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any Talmer Benefit Plan; or (viii) grant any severance or termination pay unless provided under any Talmer Benefit Plan or unless such grant is in the ordinary course of business consistent with past practice;

(h)     sell, transfer, mortgage, encumber, or otherwise dispose of any material amount of its properties or assets to any Person other than a Talmer Subsidiary, or cancel, release, or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that Talmer shall be permitted to divest of immaterial amounts of deposit liabilities, banking offices, and/or loans as required by Governmental Entities to consummate the Merger and which do not constitute, individually or in the aggregate, a Materially Burdensome Regulatory Condition; provided, further, that, if Talmer or any of its Subsidiaries shall request the prior approval of Chemical in accordance with this Section 5.2 to make, sell, transfer, or dispose of any “Other

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Real Estate Owned” of Talmer outside of the ordinary course of business consistent with past practice, and Chemical shall not have disapproved such request in writing within five (5) Business Days upon receipt of such request from Talmer or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Chemical in writing, and Talmer or its Subsidiary, as applicable, may effect the sale, transfer, or disposal referenced in such request on the terms described therein; provided, further, that the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Talmer and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice;

(i)     make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

(j)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable Law, regulation, recommendation of or policies imposed by any Governmental Entity;

(k)     make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person outside of the ordinary course of business consistent with past practice;

(l)     take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(m)     amend the Talmer Articles or Talmer Bylaws, or otherwise take any action to exempt any Person (other than Chemical or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)     other than after prior consultation with Chemical, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

(o)     other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, commence or settle any claim, action, or proceeding where the amount in dispute is in excess of $500,000 or subjects Talmer or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation or the Surviving Bank);

(p)     take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

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(q)     implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Talmer or its Subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable Law, GAAP, or regulatory guidelines;

(r)     file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any Tax election, or settle or compromise any disputed Tax liability in excess of $1,000,000;

(s)     extend the term of any Talmer Material Contract (except for the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the Talmer Material Contract), and except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any Talmer Material Contract;

(t)     enter into or amend any Contract or other transaction with any Talmer-Related Person, except as contemplated or permitted by this Agreement;

(u)     take any action to enter into, or commit to enter into, any Contract for trust, consulting, professional, or other services to Talmer or any Talmer Subsidiary that is not terminable by Talmer or such Talmer Subsidiary without penalty upon thirty (30) days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Agreement or the transactions contemplated hereby;

(v)     take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any Person to jointly develop, market, or offer any product or service;

(w)     fail to promptly notify Chemical of the threat (to the Knowledge of Talmer) or the commencement of any material Action against, relating to, or affecting (i) Talmer or any Talmer Subsidiary, (ii) Talmer’s or any Talmer Subsidiary’s directors, officers or employees in their capacities as such, (iii) Talmer’s or any Talmer Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

(x)     except for (i) capital expenditures of amounts set forth in Talmer’s capital expenditure plan included in Section 5.2(x) of the Talmer Disclosure Schedules, or (ii) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any Talmer Subsidiary to make any capital expenditure;

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(y)     make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except in the ordinary course of business consistent with past practice and not in excess of Talmer’s 2016 budget for such charitable contributions, gifts, commitments or pledges;

(z)     take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby;

(aa)     enter into any Contract that (i) is outside the ordinary course of business consistent with past practice and (ii) would constitute a Talmer Material Contract;

(bb)     except for transactions in the ordinary course of business consistent with past practice, enter into any Derivative Transaction; or

(cc)     agree or commit to do any of the foregoing.

5.3     Chemical Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the Chemical Disclosure Schedules or required by applicable Law, Chemical shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Talmer (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)     other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

(b)     adjust, split, combine or reclassify any of its capital stock;

(c)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Chemical Subsidiaries to Chemical or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on Chemical Common Stock as set forth in Section 5.3(c) of the Chemical Disclosure Schedules, (iii) the payoff of, or dividends in respect of, the outstanding trust preferred securities of Chemical as of the date of this Agreement, and (iv) the acceptance of shares of Chemical Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Chemical Common Stock granted under Chemical

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Stock Plans, in each case in accordance with past practice and the terms of the applicable Chemical Stock Plans and related award agreements);

(d)     grant any stock options, restricted shares, or other equity-based award with respect to shares of Chemical Common Stock under the Chemical Stock Plans, or otherwise, or grant any Person any right to acquire any shares of Chemical Capital Stock;

(e)     issue any additional shares of Chemical Capital Stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Chemical Stock Plans; provided, however, Chemical may in its reasonable discretion engage in a bona fide capital raising transaction under this Section 5.3(e) without the prior written consent of Talmer,

(f)     amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

(g)     except as required by applicable Law or in accordance with the terms of any Chemical Benefit Plan as in effect on the date of this Agreement, and except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former, or retired employee or director of Chemical or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any Chemical Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Chemical Benefit Plan; (v) amend, alter, or modify any warrant or other equity-based right to purchase any Chemical Capital Stock or other equity interests in Chemical or any securities exchangeable for or convertible into Chemical Capital Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any Collective Bargaining Agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any Chemical Benefit Plan; or (viii) grant any severance or termination pay unless provided under any Chemical Benefit Plan or unless such grant is in the ordinary course of business consistent with past practice;

(h)     sell, transfer, mortgage, encumber, or otherwise dispose of any material amount of its properties or assets to any Person other than a Chemical Subsidiary, or cancel, release, or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that Chemical shall be permitted to divest of immaterial amounts of deposit liabilities, banking offices, and/or loans as required by Governmental Entities to consummate the Merger and which do not constitute, individually or in the aggregate, a Materially Burdensome Regulatory Condition; provided, further, that, if Chemical or any of its Subsidiaries shall request the prior approval of Talmer in accordance with this Section 5.3 to make, sell, transfer, or dispose of any “Other Real Estate Owned” of Chemical outside of the ordinary course of business consistent

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with past practice, and Talmer shall not have disapproved such request in writing within five (5) Business Days upon receipt of such request from Chemical or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Talmer in writing, and Chemical or its Subsidiary, as applicable, may effect the sale, transfer, or disposal referenced in such request on the terms described therein; provided, further, that the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Chemical and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice;

(i)     make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;

(j)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable Law, regulation, recommendation of or policies imposed by any Governmental Entity;

(k)     make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person outside the ordinary course of business consistent with past practice;

(l)     take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

(m)     except for the Chemical Articles Amendment, amend the Chemical Articles or Chemical Bylaws, or otherwise take any action to exempt any Person (other than Talmer or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)     other than after prior consultation with Talmer, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

(o)     other than commencement or settlement of foreclosure or debt collection actions in the ordinary course of business consistent with past practice, commence or settle any claim, action, or proceeding where the amount in dispute is in excess of $500,000 or subjects Chemical or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation or the Surviving Bank);

(p)     take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

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(q)     implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Chemical or its Subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable Law, GAAP, or regulatory guidelines;

(r)     file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any Tax election, or settle or compromise any disputed Tax liability in excess of $1,000,000;

(s)     extend the term of any Chemical Material Contract (except for the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the Chemical Material Contract), and except for transactions in the ordinary course of business consistent with past practice terminate or waive any material provision of any Chemical Material Contract;

(t)     enter into or amend any Contract or other transaction with any Chemical-Related Person, except as contemplated or permitted by this Agreement;

(u)      take any action to enter into, or commit to enter into, any Contract for trust, consulting, professional, or other services to Chemical or any Chemical Subsidiary that is not terminable by Chemical or Chemical Subsidiary without penalty upon thirty (30) days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Agreement or the transactions contemplated hereby;

(v)     take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any Person to jointly develop, market, or offer any product or service;

(w)     fail to promptly notify Talmer of the threat (to the Knowledge of Chemical) the commencement of any material Action against, relating to, or affecting (i) Chemical or any Chemical Subsidiary, (ii) Chemical’s or any Chemical Subsidiary’s directors, officers or employees in their capacities as such, (iii) Chemical’s or any Chemical Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

(x)     except for (i) capital expenditures of amounts set forth in Chemical’s capital expenditure plan included in Section 5.3(x) of the Chemical Disclosure Schedules, or (ii) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), make any capital expenditure or permit any Chemical Subsidiary to make any capital expenditure;

(y)     make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except in the ordinary course of business consistent with past

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practice and not in excess of Chemical’s 2016 budget for such charitable contributions, gifts, commitments or pledges;

(z)     take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby;

(aa)     enter into any Contract that (i) is outside the ordinary course of business consistent with past practice and (ii) would constitute a Chemical Material Contract;

(bb)     except for transactions in the ordinary course of business consistent with past practice, enter into any Derivative Transaction; or

(cc)     agree or commit to do any of the foregoing.

Article VI
ADDITIONAL AGREEMENTS

6.1     Regulatory Matters.

(a)     The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities (collectively, the “Regulatory Approvals”). As soon as practicable after the date of this Agreement (but in no event more than 75 days after the date hereof), Chemical shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain the Regulatory Approvals (excluding the Regulatory Approvals applicable solely to the Bank Merger), and shall use its commercially reasonable efforts to obtain each necessary approval of or consent to consummate the Merger. Chemical shall provide Talmer with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Talmer may reasonably request. Chemical shall provide Talmer with copies of all material correspondence received from such Governmental Entities and all material responsive correspondence sent thereto. Chemical and Talmer shall have the right to review in advance, and each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all other information relating to Chemical or Talmer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such

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Governmental Entity, give the other Party and its counsel the opportunity to attend and participate in such meetings and conferences. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Chemical, Talmer, or any of their respective Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, and authorizations of third parties or Governmental Entities, that would have a Material Adverse Effect on the Surviving Corporation (a “Materially Burdensome Regulatory Condition”); provided, that a Materially Burdensome Regulatory Condition shall not be deemed to include (i) the applicability of any regulatory condition or requirement affecting the Surviving Corporation as a result of its expected asset size following the Merger; or (ii) except as would have a Material Adverse Effect on the Surviving Corporation, any requirement by a Governmental Entity that, as a condition to the Parties consummating the Merger, either Party or the Surviving Corporation divest of any amount of deposit liabilities, banking offices and/or loans.

(b)     Each of Chemical and Talmer shall, upon request, furnish to the other all information concerning itself and its Subsidiaries, directors, officers, and shareholders, and such other matters as may be reasonably necessary or advisable in connection with the applications necessary to obtain the Regulatory Approvals, the Joint Proxy Statement, the Form S-4, or any other statement, filing, notice, or application made by or on behalf of Chemical, Talmer, or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c)     Each of Chemical and Talmer shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

(d)      Nothing contained in this Agreement shall give Chemical or Talmer, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, subject to Article V, as applicable, Chemical and Talmer each shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective business operations.

(e)     From the date of this Agreement until the Effective Time, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of either Party (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Law, each Party shall, and shall cause their

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respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Parties may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Agreement.

6.2     Access to Information; Confidentiality.

(a)     Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents, and other Representatives of the other Party reasonable access, during normal business hours throughout the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties, and personnel as the other Party may reasonably request. Neither Party, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty, or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     Each Party shall, and shall cause its respective agents and Representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and Representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger pursuant to the provisions of the Confidentiality Agreement and use such information solely to evaluate the Merger; provided that, the disclosure of such information shall be permitted if (i) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other Party before making the disclosure) or (ii) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading requirement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

(c)     No investigation by a Party or its agents or Representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

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6.3     Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings.

(a)     As promptly as practicable following the date of this Agreement, Chemical and Talmer shall use commercially reasonable efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Chemical Shareholders and the Talmer Shareholders relating to the Chemical Shareholder Meeting and the Talmer Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) jointly prepare, and Chemical shall cause to be filed with the SEC (not later than 75 days following the date of this Agreement), a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, and Chemical and Talmer shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Joint Proxy Statement or the Form S-4, each of Chemical and Talmer shall consult with the other Party with respect to such filings and shall afford the other Party and its Representatives reasonable opportunity to comment thereon. Each of Chemical and Talmer shall furnish all information concerning itself and its Affiliates to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Joint Proxy Statement and the Form S-4, and the Joint Proxy Statement and the Form S-4 shall include all information reasonably requested by each Party to be included.

(b)     Each of Talmer and Chemical shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Joint Proxy Statement or the Form S-4. Each of Talmer and Chemical shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 and shall provide the other with copies of all such SEC comments or requests. Each of Talmer and Chemical shall use its commercially reasonable efforts to respond as promptly as practicable to and resolve any comments from the SEC with respect to the Joint Proxy Statement or the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Talmer and Chemical (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Talmer and Chemical shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of Talmer and Chemical shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties agrees to correct any information provided by it for use in the Joint Proxy Statement or the Form S-4 that shall have become false or misleading in any material respect.

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(c)     Talmer shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a meeting of the Talmer Shareholders (the “Talmer Shareholder Meeting”) for the purpose of (i) obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Talmer Common Stock entitled to vote thereon; (ii) obtaining the approval by a majority of the votes cast thereon of the Chemical Articles Amendment, if required (such approvals in clauses (i) and (ii), collectively, the “Talmer Shareholder Approval”); and (iii) submitting a proposal to the Talmer Shareholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Talmer’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement. Talmer shall use commercially reasonable efforts to (A) cause the Joint Proxy Statement to be mailed to the Talmer Shareholders and to hold the Talmer Shareholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) except if the Talmer Board shall have made a Talmer Adverse Recommendation Change as permitted by Section 6.9, solicit the Talmer Shareholder Approval. Talmer shall, through the Talmer Board, recommend to the Talmer Shareholders that they vote for the Talmer Shareholder Approval and shall include such recommendation (the “Talmer Board Recommendation”) in the Joint Proxy Statement, except to the extent that the Talmer Board shall have made a Talmer Adverse Recommendation Change as permitted by Section 6.9.

(d)     Talmer may adjourn or postpone the Talmer Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Talmer Shareholders in advance of a vote on the Talmer Shareholder Approval or (ii) if, as of the time for which the Talmer Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient Talmer Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Talmer Shareholder Meeting or there are insufficient votes to obtain the Talmer Shareholder Approval, (A) at the request of Chemical, Talmer shall adjourn or postpone the Talmer Shareholder Meeting to a date no more than ten (10) Business Days later than the date of the initial Talmer Shareholder Meeting; provided, that Chemical may not request that Talmer make such an adjournment or postponement more than once, and (B) Talmer may adjourn or postpone the Talmer Shareholder Meeting.

(e)     Chemical shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a special meeting of the Chemical Shareholders (the “Chemical Shareholder Meeting”) for the purpose of (i) obtaining the approval by the holders of a majority of the outstanding shares of Chemical Common Stock entitled to vote thereon of (A) this Agreement, and (B) the amendment of the Chemical Articles to increase the number of authorized shares of Chemical Common Stock to 100,000,000 (the “Chemical Articles Amendment”); (ii) obtaining the approval by a majority of the votes cast thereon of the issuance of the Stock Consideration (such approvals in clauses (i) and (ii), collectively, the “Chemical Shareholder Approval”); and (iii) submitting a proposal to the Chemical Shareholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Chemical’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement. Chemical shall use commercially reasonable efforts to (A) cause the Joint Proxy Statement to be mailed to the Chemical Shareholders and to hold the Chemical Shareholder Meeting as promptly as practicable

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after the Form S-4 is declared effective under the Securities Act and (B) except if the Chemical Board shall have made a Chemical Adverse Recommendation Change as permitted by Section 6.10, solicit the Chemical Shareholder Approval. Chemical shall, through the Chemical Board, recommend to the Chemical Shareholders that they vote for the Chemical Shareholder Approval and shall include such recommendation (the “Chemical Board Recommendation”) in the Joint Proxy Statement, except to the extent that the Chemical Board shall have made a Chemical Adverse Recommendation Change as permitted by Section 6.10.

(f)     Chemical may adjourn or postpone the Chemical Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Chemical Shareholders in advance of a vote on the Chemical Shareholder Approval or (ii) if, as of the time for which the Chemical Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient Chemical Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Chemical Shareholder Meeting or there are insufficient votes to obtain the Chemical Shareholder Approval, (A) at the request of Talmer, Chemical shall adjourn or postpone the Chemical Shareholder Meeting to a date no more than ten (10) Business Days later than the date of the initial Chemical Shareholder Meeting; provided, that Talmer may not request that Chemical make such an adjournment or postponement more than once and (B) Chemical may adjourn or postpone the Chemical Shareholder Meeting.

6.4     NASDAQ Listing. Chemical shall cause the shares of Chemical Common Stock to be issued in the Merger to be approved for listing on NASDAQ prior to the Effective Time.

6.5     Employee Matters.

(a)     All individuals employed by, or on an authorized leave of absence from, Talmer or any of Talmer Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Corporation and its Subsidiaries as of the Effective Time.

(b)      The Surviving Corporation shall provide the Covered Employees rates of base salary or hourly wages that are substantially similar, in the aggregate, to the rates of base salary or hourly wages provided to such Covered Employees as in effect immediately before the Effective Time. Except as provided in the foregoing, the Surviving Corporation shall provide each Covered Employee with the same employee benefits then provided to similarly situated employees at Chemical and consistent with this Section 6.5; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Chemical Benefit Plan or Talmer Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require the Surviving Corporation or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate Chemical or any of its Subsidiaries to (A) maintain any particular Chemical Benefit Plan or Talmer Benefit Plan, as applicable, or (B) retain the employment of any particular Covered Employee.

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(c)      The Surviving Corporation shall pay severance payments to all employees of one or more of Talmer and any Talmer Subsidiaries whose jobs are eliminated as a result of the Merger and whose employment is terminated by the Surviving Corporation other than for cause within nine (9) months after the Effective Time, in accordance with Talmer’s practices as described on Section 6.5(c) of the Talmer Disclosure Schedules.

(d)     The Surviving Corporation shall provide credit for years of service at Talmer or any Talmer Subsidiary (and their respective predecessors if currently honored by Talmer) for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Chemical Benefit Plan (including, but not limited to, any 401(k) plan and vacation leave policy but excluding the Chemical Financial Corporation Employees' Pension Plan and any other plan that has been frozen) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

(e)     Talmer will cooperate with Chemical in its efforts to cause certain employees of Talmer identified by Chemical to enter into retention or stay bonus agreements (in a form mutually agreed to by Chemical and the employee) prior to the Effective Time.

(f)     The Surviving Corporation shall honor and discharge all of Talmer’s obligations and assume all of its defenses under existing severance, change of control or employment agreements to which Talmer or any Talmer Subsidiary is a party and which are listed on Section 6.5(f) of the Talmer Disclosure Schedules in accordance with the terms thereof.

(g)     On and after the date of this Agreement, Talmer shall not make or cause to be made any discretionary employer contributions to participants, and shall prohibit any new participant elections to defer compensation, under Talmer’s deferred compensation plans. Any preexisting deferral elections that are irrevocable as of the date of this Agreement shall remain in effect for compensation paid through the end of the periods covered by such deferral elections. Talmer’s deferred compensation plans shall remain in full force and effect and payments of any benefits to participants shall be made in accordance with the terms of Talmer’s deferred compensation plans.

(h)     The Surviving Corporation shall maintain all accruals existing as of the Effective Time under Talmer’s and its Subsidiaries’ non-equity incentive and/or bonus plans consistent with Talmer’s and its Subsidiaries’ 2016 budget approved by its board of directors.  Benefits accrued thereunder as of the Effective Time shall be paid by the Surviving Corporation to employees of Talmer and its Subsidiaries in accordance with Talmer’s and its Subsidiaries’ historic payment practices for such benefits, with approval of such payments to be made in consultation with the Chairman of the Surviving Corporation.

(i)     The Talmer Board shall, prior to the Effective Time, adopt resolutions terminating its 401(k) Plan effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Talmer 401(k) Plan shall become fully vested upon termination of the Talmer 401(k) Plan.  As soon as practicable following the Effective Time, all account balances in the Talmer 401(k) Plan shall be either distributed to participants and

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beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Chemical agrees to permit participants in the Talmer 401(k) Plan who become employees of Chemical or any of its Subsidiaries to roll over their 401(k) account balances in the Talmer 401(k) Plan to the Chemical 401(k) Plan.

6.6     Indemnification; Directors’ and Officers’ Insurance.

(a)     In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Talmer or any of its Subsidiaries (each, an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their commercially reasonable efforts to defend against and respond thereto. All rights to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in the Talmer Articles and/or the Talmer Bylaws, and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed, or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Chemical pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the Articles of Incorporation or Bylaws of the Surviving Corporation.

(b)     From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend, and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities, or judgments, or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person was a director or officer of Talmer or any Talmer Subsidiary (or was serving at the request of Talmer or any of its Subsidiaries as a director, officer, employee, or trustee of another Person) and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Chemical pursuant to Section 6.7; provided, that, and without limitation to the covenants set forth in Section 6.6(a), with respect to any predecessor entities of Talmer Bank, only matters arising from acts or omissions occurring after the acquisition by Talmer of such entities shall be covered by this Section 6.6(b).

(c)      The Surviving Corporation shall maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Talmer and the Talmer Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. Alternatively, the

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Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Talmer prior to the date of this Agreement in respect of the coverages required to be obtained pursuant to this Section 6.6(c), but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a cost not exceeding the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Talmer and the Talmer Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder.

(d)     The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Chemical Subsidiary and a Talmer Subsidiary) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Chemical.

6.8     Advice of Changes. Each of Chemical and Talmer shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9     No Solicitation by Talmer.

(a)     Except as specifically permitted by this Section 6.9, Talmer shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit any of its Representatives to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any

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proposal or offer that constitutes or would reasonably be expected to lead to, a Talmer Takeover Proposal, or (ii) engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any Talmer Takeover Proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a Talmer Takeover Proposal. Talmer shall, and shall cause each of the Talmer Subsidiaries and each of its and the Talmer Subsidiaries’ Representatives to, (A) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to a Talmer Takeover Proposal as of the date of this Agreement, and (B) immediately upon execution of this Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)     Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Talmer Shareholder Approval, Talmer or any of its Representatives receives a bona fide written Talmer Takeover Proposal from any Person or group of Persons, which Talmer Takeover Proposal did not result from any breach of this Section 6.9, then Talmer and its Representatives may, (i) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Talmer Takeover Proposal that the Talmer Board determines in good faith to be ambiguous or unclear, and (ii) if the Talmer Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Talmer Takeover Proposal constitutes or is reasonably likely to result in a Talmer Superior Proposal, (A) furnish, pursuant to an Acceptable Talmer Confidentiality Agreement, information (including non-public information) with respect to Talmer and its Subsidiaries to the Person or group of Persons who has made such Talmer Takeover Proposal and their respective Representatives; provided that, Talmer shall (subject to the terms of the Confidentiality Agreement) promptly make available to Chemical (through an electronic data room or otherwise), and provide express written notification via electronic mail notification to Chemical in accordance with the applicable provisions of Section 10.3 of, the availability of any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided or made available to Chemical or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Talmer Takeover Proposal and their respective Representatives; provided, further that Talmer shall promptly provide to Chemical (1) a copy of any Talmer Takeover Proposal made in writing by any such Person or group of Persons to Talmer, any of its Subsidiaries, or any of their respective Representatives, together with the identity of the Person or group of Persons making the Talmer Takeover Proposal, and (2) a written summary of the material terms of any such Talmer Takeover Proposal not made in writing.

(c)     Talmer shall keep Chemical promptly informed of any material developments, discussions, or negotiations regarding any Talmer Takeover Proposal, including any such proposal first made to or discussed with Talmer prior to the date of this Agreement and remade after the date of this Agreement (including forwarding to Chemical any written materials provided to Talmer or its Representatives in connection with any such Talmer Takeover Proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the Confidentiality Agreement. Talmer agrees that it and its Subsidiaries will not to enter into any

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confidentiality or other agreement with any Person subsequent to the date of this Agreement which would prohibit Talmer from providing any information to Chemical in accordance with this Section 6.9.

(d)     Except as permitted by Section 6.9(e), the Talmer Board shall not (i)(A) fail to recommend to the Talmer Shareholders that the Talmer Shareholder Approval be given or fail to include the Talmer Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Chemical, the Talmer Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the Talmer Board pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Talmer Shareholders, a Talmer Takeover Proposal (each of the actions described in this clause (i) being referred to as a “Talmer Adverse Recommendation Change”); or (ii) cause or permit Talmer or any of the Talmer Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Talmer Takeover Proposal (other than an Acceptable Talmer Confidentiality Agreement) (each, a “Talmer Acquisition Agreement”).

(e)     Notwithstanding anything to the contrary herein, prior to the time the Talmer Shareholder Approval is obtained, the Talmer Board may, in connection with a bona fide written Talmer Takeover Proposal, which Talmer Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.9, make a Talmer Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Talmer Takeover Proposal, if and only if, prior to taking such action, Talmer has complied with its obligations under this Section 6.9 and the Talmer Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Talmer Takeover Proposal constitutes a Talmer Superior Proposal; provided, however, that prior to taking any such action (i) Talmer has given Chemical at least three (3) Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Talmer Superior Proposal, including the identity of the Person or group of Persons making such Talmer Superior Proposal) and has contemporaneously provided a copy to Chemical of all written materials (including all transaction agreements and related documents) with or from the party making such Talmer Superior Proposal, (ii) Talmer has negotiated, and has caused its Representatives to negotiate, in good faith with Chemical during such notice period, to the extent Chemical wishes to negotiate, to enable Chemical to revise the terms of this Agreement such that it would cause such Talmer Superior Proposal to no longer constitute a Talmer Superior Proposal, and (iii) following the end of such notice period, the Talmer Board shall have considered in good faith any changes to this Agreement proposed in writing by Chemical, and shall have determined that the Talmer Superior Proposal would continue to constitute a Talmer Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Talmer Takeover Proposal that could have an impact, influence, or other effect on the Talmer Board’s decision or discussion with respect to whether such proposal is a Talmer Superior Proposal, Talmer shall deliver a new written notice to

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Chemical pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.9(e) with respect to such new written notice; provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto.

(f)     Provided that Talmer and the Talmer Board comply with their respective obligations under Section 6.9(e), nothing in this Section 6.9 shall prohibit the Talmer Board from (i) taking and disclosing to the Talmer Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to Talmer Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Talmer Shareholders), or (iii) making any disclosure to the Talmer Shareholders if the Talmer Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Talmer Boards’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (i), (ii), or (iii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

6.10     No Solicitation by Chemical.

(a)     Except as specifically permitted by this Section 6.10, Chemical shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit any of its Representatives to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a Chemical Takeover Proposal, or (ii) engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any Chemical Takeover Proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a Chemical Takeover Proposal. Chemical shall, and shall cause each of the Chemical Subsidiaries and each of its and the Chemical Subsidiaries’ Representatives to (A) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to a Chemical Takeover Proposal as of the date of this Agreement, and (B) immediately upon execution of this Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)     Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Chemical Shareholder Approval, Chemical or any of its Representatives receives a bona fide written Chemical Takeover Proposal from any Person or group of Persons, which Chemical Takeover Proposal did not result from any breach of this Section 6.10, then Chemical and its Representatives may, (i) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Chemical Takeover Proposal that the Chemical Board determines in good faith to be ambiguous or unclear and (ii) if the Chemical Board determines in good faith, after

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consultation with its financial advisors and outside legal counsel, that such Chemical Takeover Proposal constitutes or is reasonably likely to result in a Chemical Superior Proposal, (A) furnish, pursuant to an Acceptable Chemical Confidentiality Agreement, information (including non-public information) with respect to Chemical and its Subsidiaries to the Person or group of Persons who has made such Chemical Takeover Proposal and their respective Representatives; provided, that Chemical shall (subject to the terms of the Confidentiality Agreement) promptly make available to Talmer (through an electronic data room or otherwise), and provide express written notification via electronic mail notification to Talmer in accordance with the applicable provisions of Section 10.3 of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided or made available to Talmer or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Chemical Takeover Proposal and their respective Representatives; provided, further that Chemical shall promptly provide to Talmer (1) a copy of any Chemical Takeover Proposal made in writing by any such Person or group of Persons to Chemical, any of its Subsidiaries, or any of their respective Representatives, together with the identity of the Person or group of Persons making the Chemical Takeover Proposal, and (2) a written summary of the material terms of any such Chemical Takeover Proposal not made in writing.

(c)     Chemical shall keep Talmer promptly informed of any material developments, discussions, or negotiations regarding any Chemical Takeover Proposal, including any such proposal first made to or discussed with Chemical prior to the date of this Agreement and remade after the date of this Agreement (including forwarding to Talmer any written materials provided to Chemical or its Representatives in connection with any such Chemical Takeover Proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the Confidentiality Agreement. Chemical agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement which would prohibit Chemical from providing any information to Talmer in accordance with this Section 6.10.

(d)     Except as permitted by Section 6.10(e), the Chemical Board shall not (i)(A) fail to recommend to the Chemical Shareholders that the Chemical Shareholder Approval be given or fail to include the Chemical Board Recommendation in the Joint Proxy Statement; (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Talmer, the Chemical Board Recommendation; (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the Chemical Board pursuant to Rule 14d-9(f) of the Exchange Act; or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Chemical Shareholders, a Chemical Takeover Proposal (each of the actions described in this clause (i) being referred to as a “Chemical Adverse Recommendation Change”) or (ii) cause or permit Chemical or any of the Chemical Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Chemical Takeover Proposal (other than an Acceptable Chemical Confidentiality Agreement) (each, a “Chemical Acquisition Agreement”).

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(e)     Notwithstanding anything to the contrary herein, prior to the time the Chemical Shareholder Approval is obtained, the Chemical Board may, in connection with a bona fide written Chemical Takeover Proposal, which Chemical Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.10, make a Chemical Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(j) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Chemical Takeover Proposal, if and only if, prior to taking such action, Chemical has complied with its obligations under this Section 6.10 and the Chemical Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Chemical Takeover Proposal constitutes a Chemical Superior Proposal; provided, however, that prior to taking any such action (i) Chemical has given Talmer at least three (3) Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Chemical Superior Proposal, including the identity of the Person or group of Persons making such Chemical Superior Proposal) and has contemporaneously provided a copy to Talmer of all written materials (including all transaction agreements and related documents) with or from the party making such Chemical Superior Proposal; (ii) Chemical has negotiated, and has caused its Representatives to negotiate, in good faith with Talmer during such notice period, to the extent Talmer wishes to negotiate, to enable Talmer to revise the terms of this Agreement such that it would cause such Chemical Superior Proposal to no longer constitute a Chemical Superior Proposal; and (iii) following the end of such notice period, the Chemical Board shall have considered in good faith any changes to this Agreement proposed in writing by Talmer, and shall have determined that the Chemical Superior Proposal would continue to constitute a Chemical Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Chemical Takeover Proposal that could have an impact, influence, or other effect on the Chemical Board’s decision or discussion with respect to whether such proposal is a Chemical Superior Proposal, Chemical shall deliver a new written notice to Talmer pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.10(e) with respect to such new written notice; provided, however, that references herein to the three (3) Business Day period shall be deemed to be references to a two (2) Business Day period with respect thereto.

(f)     Provided that Chemical and the Chemical Board comply with their respective obligations under Section 6.10(e), nothing in this Section 6.10 shall prohibit the Chemical Board from (i) taking and disclosing to the Chemical Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to Chemical Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Chemical Shareholders), or (iii) making any disclosure to the Chemical Shareholders if the Chemical Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Chemical Boards’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (i), (ii) or (iii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

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6.11     Corporate Governance.

(a)            Effective as of the Effective Time, Chemical shall take all actions necessary to cause the size of the Board of Directors of the Surviving Corporation to be twelve (12) directors. The then-current seven (7) members of the Chemical Board (the “Chemical Continuing Directors”) shall continue in office and shall serve on the Board of Directors of the Surviving Corporation until such time as their successors are duly elected and qualified. As of the Effective Time, the Chemical Continuing Directors shall immediately appoint five (5) of the then-current members of the Talmer Board (two of whom shall be Gary Torgow and David Provost) (the “Talmer Continuing Directors”) to serve on the Board of Directors of the Surviving Corporation until such time as their successors are duly elected and qualified. The Board of Directors of the Surviving Corporation (or the appropriate committee thereof) shall cause the Talmer Continuing Directors to be nominated for election at the 2017 annual meeting of shareholders of the Surviving Corporation. The Parties shall confer with regard to the individuals constituting the Talmer Continuing Directors.

(b)           Effective as of the effective time of the Bank Merger, Chemical Bank shall take all actions necessary to cause the size of the Board of Directors of the Surviving Bank to be fourteen (14) directors. The then-current twelve (12) members of the Chemical Bank Board of Directors (the “Chemical Bank Continuing Directors”) shall continue in office and shall serve on the Board of Directors of the Surviving Bank until such time as their successors are duly elected and qualified. As of the effective time of the Bank Merger, the Chemical Bank Continuing Directors shall immediately appoint two individuals mutually agreed upon by the Parties to serve on the Board of Directors of the Surviving Bank until such time as their successors are duly elected and qualified. The Board of Directors of the Surviving Bank (or the appropriate committee thereof) shall cause those two individuals to be nominated for election at the 2017 annual meeting of the shareholder of the Surviving Bank.

(c)            Effective as of the Effective Time (and, with respect to positions with the Surviving Bank, effective as of the effective time of the Bank Merger), (i) David Ramaker shall continue as Chief Executive Officer of the Surviving Corporation and Chairman, Chief Executive Officer, and President of the Surviving Bank; (ii) Gary Torgow shall become and serve as Chairman of the Surviving Corporation; (iii) David Provost shall become and serve as a consultant to the Surviving Corporation and a member of the Board of Directors of the Surviving Corporation; (iv) Lori Gwizdala shall continue as the Chief Financial Officer of the Surviving Corporation and the Surviving Bank; (v) Dennis Klaeser shall become and serve as a consultant to the Surviving Corporation and the Surviving Bank; and (vi) Thomas Shafer shall become and serve as Executive Vice President of the Surviving Bank. Dennis Klaeser shall continue to serve as the Chief Financial Officer of Talmer Bank until the effective time of the Bank Merger.

(d)     On the date hereof, each of Gary Torgow, David Provost, and Dennis Klaeser shall enter into a mutually acceptable services agreement with the Surviving Corporation and Talmer Bank, which shall become effective at the Effective Time. In addition, prior to the Effective Time, Thomas Shafer shall enter into a mutually acceptable employment agreement with the Surviving Bank, which shall become effective at the effective time of the Bank Merger.

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6.12     Restructuring Efforts. If either Talmer or Chemical shall have failed to obtain the requisite vote or votes of the Talmer Shareholders or the Chemical Shareholders, respectively, for the consummation of the transactions contemplated by this Agreement at a duly held shareholders’ meeting or at any adjournment thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its commercially reasonable efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to its shareholders for approval, with the timing of such resubmission to be determined at the request of the other Party.

6.13     Exemption from Liability Under Section 16(b). Prior to the Effective Time, Talmer and Chemical each shall take all such steps as may be required to cause (a) any dispositions of Talmer Common Stock (including derivative securities with respect to Talmer Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Talmer immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Chemical Common Stock (including derivative securities with respect to Chemical Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chemical immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14     Trust Preferred Securities; Senior Debt Facility. At the Effective Time, the Surviving Corporation shall assume (a) the obligations of Talmer to make all payments of the principal and interest on all of the debt securities issued to First Place Capital Trust, First Place Capital Trust II, First Place Capital Trust III, and First of Huron Capital Trust I (collectively, the “Capital Trusts”), and (b) the performance and observance of all covenants and conditions to be performed or observed by Talmer under indentures held by or for the benefit of the Capital Trusts. In connection therewith, the Surviving Corporation shall execute and deliver such supplemental indentures as are required to make such assumptions effective, all in a form reasonably acceptable to the Surviving Corporation. The parties hereto shall provide such opinions of counsel and officer’s certificates to the trustees of the Capital Trusts for such assumptions in a form reasonably acceptable to the Parties. The Parties also agree to use commercially reasonable efforts to cooperate with U.S. Bank National Association in an attempt to obtain its consent for Chemical to retain Talmer’s current senior unsecured revolving credit facility with U.S. Bank National Association following the Merger.

6.15     Data Conversion. The Parties intend to convert their respective information and data onto a common information technology system (the “Data Conversion”). The Parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the Parties. The Parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to

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data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither Party shall be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that either Party takes, at the request of the other Party, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, the Party that requested such action shall indemnify the other Party for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Agreement by the party otherwise entitled to indemnification under this Section 6.15 or the termination by Talmer under Section 8.1(i) (in the case of Talmer being otherwise entitled to indemnification under this Section 6.15) or by Chemical under Section 8.1(j) (in the case of Chemical being otherwise entitled to indemnification under this Section 6.15).

6.16     Commercially Reasonable Efforts; Cooperation. Each of Chemical and Talmer agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.17     Securityholder Litigation. Each Party shall keep the other Party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each Party shall give the other Party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18     Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Talmer and Chemical shall each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) any fees and expenses (excluding each Party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Registration Statement and Proxy Statement.

6.19     Fairness Opinions. Talmer will use commercially reasonable efforts to provide Chemical with a copy of the written fairness opinion referred to in Section 3.23 solely for informational purposes within ten (10) Business Days of the date of this Agreement. Chemical

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will use commercially reasonable efforts to provide Talmer with a copy of the written fairness opinion referred to in Section 4.23 solely for informational purposes within ten (10) Business Days of the date of this Agreement.

6.20     Dividends. Talmer and Chemical shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Talmer Common Stock and Chemical Common Stock for the purpose of minimizing the risk that holders of shares of Talmer Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Talmer Common Stock and shares of Chemical Common Stock received as Merger Consideration, or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Talmer Common Stock or shares of Chemical Common Stock received as Merger Consideration.

Article VII
CONDITIONS PRECEDENT

7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)     Shareholder Approvals. The Chemical Shareholder Approval and the Talmer Shareholder Approval shall have been obtained by the requisite affirmative votes of Chemical Shareholders and Talmer Shareholders entitled to vote thereon.

(b)     The NASDAQ Listing. The shares of Chemical Common Stock to be issued to the holders of Talmer Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ (or such other national securities exchange mutually agreed upon by the Parties).

(c)     Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

(e)     Regulatory Approvals. All Regulatory Approvals (excluding the Regulatory Approvals applicable solely to the Bank Merger) shall have been obtained and shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

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7.2     Conditions to Obligations of Talmer. The obligation of Talmer to effect the Merger is also subject to the satisfaction (or waiver by Talmer), at or before the Effective Time, of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Chemical set forth in this Agreement (other than Sections 4.1(a), 4.2, 4.4, and 4.6) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical; and (ii) the representations and warranties of Chemical set forth in Sections 4.1(a), 4.2, 4.4, and 4.6 shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

(b)     Performance of Obligations of Chemical. Chemical shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)      Officer’s Certificate. Chemical shall have delivered to Talmer a certificate, dated as of the Closing Date and signed on behalf of Chemical by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)     No Material Adverse Effect. Since September 30, 2015, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

(e)     Federal Tax Opinion. Talmer shall have received the opinion of its counsel, Nelson Mullins Riley & Scarborough LLP, in form and substance customary in transactions of the type contemplated hereby, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) Talmer and Chemical will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Chemical and Talmer.

7.3     Conditions to Obligations of Chemical. The obligation of Chemical to effect the Merger is also subject to the satisfaction (or waiver by Chemical) at or before the Effective Time of the following conditions:

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(a)     Representations and Warranties. (i) The representations and warranties of Talmer set forth in this Agreement (other than Sections 3.1(a), 3.2, 3.4, and 3.6) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer; and (ii) the representations and warranties of Talmer set forth in Sections 3.1(a), 3.2, 3.4, and 3.6 shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

(b)     Performance of Obligations of Talmer. Talmer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

(c)      Officer’s Certificate. Talmer shall have delivered to Chemical a certificate, dated as of the Closing Date and signed on behalf of Talmer by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)     No Material Adverse Effect. Since September 30, 2015, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer.

(e)     Federal Tax Opinion. Chemical shall have received the opinion of its counsel, Warner Norcross & Judd LLP, in form and substance customary in transactions of the type contemplated hereby, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) Talmer and Chemical will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Chemical and Talmer.

Article VIII
TERMINATION AND AMENDMENT

8.1     Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Agreement, after receipt of the Chemical Shareholder Approval or the Talmer Shareholder Approval, as follows:

(a)     by mutual written consent of Chemical and Talmer;

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(b)     by either Chemical or Talmer, if any Governmental Entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the Merger, and such order or other action is final and nonappealable. The right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

(c)     by either Chemical or Talmer, if the Merger does not occur on or before December 31, 2016 (the “End Date”); provided, however, that (i) the End Date may be extended by mutual written consent of the Parties, and (ii) if on the End Date, any of the conditions to Closing set forth in Sections 7.1(c) or 7.1(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the End Date shall be extended to February 28, 2017 if either Party notifies the other Party in writing on or prior to the End Date of its election to extend the End Date; provided, further, that the right to extend the End Date and the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to extend or terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

(d)     by either Chemical or Talmer, if (i) the Chemical Shareholder Meeting (including any adjournments thereof) shall have concluded and been finally adjourned and the Chemical Shareholder Approval shall not have been obtained or (ii) the Talmer Shareholder Meeting (including any adjournments) shall have concluded and been finally adjourned and the Talmer Shareholder Approval shall not have been obtained. The right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Chemical Shareholder Meeting or the Talmer Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Chemical Shareholder Approval or the Talmer Shareholder Approval, as applicable, not having been obtained;

(e)     by Talmer, if Chemical shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii)(A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Talmer’s intention to terminate this Agreement if such breach or failure is not cured) from Talmer of such breach or failure; provided, that Talmer shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

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(f)     by Chemical, if Talmer shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii)(A) cannot be cured by the End Date, or (B) if capable of being cured by the End Date, shall not have been cured within thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Chemical’s intention to terminate this Agreement if such breach or failure is not cured) from Chemical of such breach or failure; provided, that Chemical shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

(g)     by Talmer prior to the receipt of the Chemical Shareholder Approval if (i) the Chemical Board shall have effected a Chemical Adverse Recommendation Change; (ii) the Chemical Board shall have failed to reject a Chemical Takeover Proposal and reaffirm the Chemical Board Recommendation within ten (10) Business Days following the public announcement of such Chemical Takeover Proposal and in any event at least two (2) Business Days prior to the Chemical Shareholder Meeting; (iii) Chemical enters into a Chemical Acquisition Agreement; (iv) Chemical shall have materially breached Section 6.10; (v) subject to Chemical’s rights to adjourn or postpone the Chemical Shareholder Meeting as permitted by Section 6.3(f), Chemical shall have failed to call, give proper notice of, convene and hold the Chemical Shareholder Meeting materially in accordance with Section 6.3(e); or (vi) Chemical or the Chemical Board shall have publicly announced its intention to do any of the foregoing;

(h)     by Chemical prior to the receipt of the Talmer Shareholder Approval if (i) the Talmer Board shall have effected a Talmer Adverse Recommendation Change; (ii) the Talmer Board shall have failed to reject a Talmer Takeover Proposal and reaffirm the Talmer Board Recommendation within ten (10) Business Days following the public announcement of such Talmer Takeover Proposal and in any event at least two (2) Business Days prior to the Talmer Shareholder Meeting; (iii) Talmer enters into a Talmer Acquisition Agreement; (iv) Talmer shall have materially breached Section 6.9; (v) subject to Talmer’s rights to adjourn or postpone the Talmer Shareholder Meeting as permitted by Section 6.3(d), Talmer shall have failed to call, give proper notice of, convene, and hold the Talmer Shareholder Meeting materially in accordance with Section 6.3(c); or (vi) Talmer or the Talmer Board shall have publicly announced its intention to do any of the foregoing;

(i)     by Talmer prior to receipt of the Talmer Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Talmer Superior Proposal; provided, however, that (i) Talmer has complied with Section 6.9 in all material respects and (ii) Talmer pays (or causes to be paid) the Termination Fee and Talmer Expense Reimbursement prior to or simultaneously with such termination; or

(j)     by Chemical prior to receipt of the Chemical Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Chemical Superior Proposal; provided, however, that (i) Chemical has complied with Section 6.10 in all material respects and (ii) Chemical pays (or causes to be

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paid) the Termination Fee and Chemical Expense Reimbursement prior to or simultaneously with such termination.

8.2     Effect of Termination.

(a)     In the event that:

(i)     this Agreement is terminated by Talmer pursuant to Section 8.1(g), Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to $34,000,000 (the “Termination Fee”);

(ii)     this Agreement is terminated by Chemical pursuant to Section 8.1(h), Talmer shall pay, or cause to be paid, to Chemical the Termination Fee;

(iii)     this Agreement is terminated by Talmer pursuant to Section 8.1(e), or by Talmer or Chemical pursuant to Section 8.1(d)(i), Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to the Talmer Expense Reimbursement, and if (A) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Chemical Takeover Proposal after the date of this Agreement and prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(e) or (2) the Chemical Shareholder Meeting in the case of a termination pursuant to Section 8.1(d)(i), and (B) at any time prior to the date that is 12 months after the date of any such termination, Chemical or any of its Subsidiaries enters into any definitive agreement providing for a Chemical Takeover Proposal or consummates a Chemical Takeover Proposal (provided that, for purposes of this Section 8.2(a)(iii), the references to “ten percent (10%)” in the definition of “Chemical Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to the Termination Fee minus the Talmer Expense Reimbursement (to the extent such Talmer Expense Reimbursement has been previously paid to Talmer);

(iv)     this Agreement is terminated by Chemical pursuant to Section 8.1(f), or by Talmer or Chemical pursuant to Section 8.1(d)(ii), Talmer shall pay, or cause to be paid, to Chemical cash in an amount equal to the Chemical Expense Reimbursement, and if (A) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Talmer Takeover Proposal after the date of this Agreement and prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(f) or (2) the Talmer Shareholder Meeting in the case of a termination pursuant to Section 8.1(d)(ii), and (B) at any time prior to the date that is 12 months after the date of any such termination, Talmer or any of its Subsidiaries enters into any definitive agreement providing for a Talmer Takeover Proposal or consummates a Talmer Takeover Proposal (provided that, for purposes of this Section 8.2(a)(iv), the references to “ten percent (10%)” in the definition of “Talmer Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Talmer shall pay, or cause to be paid, to Chemical cash in an amount equal to the Termination Fee minus the Chemical Expense Reimbursement (to the extent such Chemical Expense Reimbursement has been previously paid to Chemical);

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(v)     (A) this Agreement is terminated by Talmer or Chemical pursuant to Section 8.1(c) (if the Chemical Shareholder Approval has not theretofore been obtained), (B) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Chemical Takeover Proposal after the date of this Agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Chemical or any of its Subsidiaries enters into any definitive agreement providing for a Chemical Takeover Proposal or consummates a Chemical Takeover Proposal (provided that, for purposes of this Section 8.2(a)(v), the references to “ten percent (10%)” in the definition of “Chemical Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Chemical shall pay, or cause to be paid, to Talmer cash in an amount equal to the Termination Fee;

(vi)     (A) this Agreement is terminated by Chemical or Talmer pursuant to Section 8.1(c) (if the Talmer Shareholder Approval has not theretofore been obtained), (B) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a Talmer Takeover Proposal after the date of this Agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Talmer or any of its Subsidiaries enters into any definitive agreement providing for a Talmer Takeover Proposal or consummates a Talmer Takeover Proposal (provided that, for purposes of this Section 8.2(a)(vi), the references to “ten percent (10%)” in the definition of “Talmer Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then Talmer shall pay, or cause to be paid, to Chemical cash in an amount equal to the Termination Fee;

(vii)     this Agreement is terminated by Talmer pursuant to Section 8.1(i), then Talmer shall pay, or cause to be paid, to Chemical, prior to or contemporaneously with such termination, cash in an amount equal to the Termination Fee (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless and until Talmer shall have made such payment); or

(viii)     this Agreement is terminated by Chemical pursuant to Section 8.1(j), then Chemical shall pay, or cause to be paid, to Talmer, prior to or contemporaneously with such termination, cash in an amount equal to the Termination Fee (and any purported termination pursuant to Section 8.1(j) shall be void and of no force or effect unless Chemical shall have made such payment).

(b)     Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement. Accordingly, (i) if Talmer fails to pay amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Chemical commences a suit that results in a judgment against Talmer for the Termination Fee or the Talmer Expense Reimbursement, then Talmer shall pay Chemical its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and the Chemical Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date

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such payment was required to be made and (ii) if Chemical fails to pay amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Talmer commences a suit that results in a judgment against Chemical for the Termination Fee or the Talmer Expense Reimbursement, then Chemical shall pay Talmer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee or the Talmer Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

(c)     On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Section 6.2(b), Section 6.18, Section 8.2, and Article X), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of Chemical or Talmer to the other. Notwithstanding anything in this Agreement to the contrary, no Party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement or fraud, and the aggrieved Party will be entitled to all rights and remedies available at law or in equity.

(d)     Any Termination Fee or Chemical Expense Reimbursement, as applicable, that is owed by Talmer pursuant to Section 8.2(a) will be paid in the aggregate to Chemical by or at the direction of Talmer in immediately available funds upon the occurrence of the event giving rise to the obligation to make such payment. Any Termination Fee or Talmer Expense Reimbursement, as applicable, that is owed by Chemical pursuant to Section 8.2(a) will be paid in the aggregate to Talmer by or at the direction of Chemical in immediately available funds upon the occurrence of the event giving rise to the obligation to make such payment. For the avoidance of doubt, (i) in no event shall Chemical be required to pay the Termination Fee or the Talmer Expense Reimbursement on more than one occasion; and (ii) in no event shall Talmer be required to pay the Termination Fee or the Chemical Expense Reimbursement on more than one occasion.

8.3     Amendment. This Agreement may be amended by the Parties, by action taken or authorized, in the case of Talmer, by the Talmer Board and, in the case of Chemical, by the Chemical Board, at any time before or after the receipt of the Talmer Shareholder Approval or the Chemical Shareholder Approval; provided, however, that after receipt of any such shareholder approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Talmer Shareholders or the Chemical Shareholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Talmer and Chemical.

8.4     Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation,

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covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings. Unless context otherwise requires, references to Articles and Sections shall refer to Articles and Sections of this Agreement.

“Acceptable Chemical Confidentiality Agreement” shall mean any confidentiality agreement or standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Talmer than those contained in the Confidentiality Agreement and that complies with Section 6.10(c) hereof.

“Acceptable Talmer Confidentiality Agreement” shall mean any confidentiality agreement or standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Talmer than those contained in the Confidentiality Agreement and that complies with Section 6.9(c) hereof.

“Action” shall mean (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

“Affiliate” shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or by any other means.

“Agreement” shall have the meaning set forth in the Preamble.

“Bank Merger” shall have the meaning set forth in Section 1.9.

“Benefit Plan” shall have the meaning set forth in Section 10.10(b).

“BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banking institutions in the State of Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Cancelled Talmer Stock Options” shall have the meaning set forth in Section 1.5(b).

“Capital Trusts” shall have the meaning set forth in Section 6.14.

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“Capitalization Date” shall have the meaning set forth in Section 3.4.

“Cash Consideration” shall have the meaning set forth in Section 1.4(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Chemical” shall have the meaning set forth in the Preamble.

“Chemical Acquisition Agreement” shall have the meaning set forth in Section 6.10(d).

“Chemical Adverse Recommendation Change” shall have the meaning set forth in Section 6.10(d).

“Chemical Articles” shall have the meaning set forth in Section 1.6.

“Chemical Articles Amendment” shall have the meaning set forth in Section 6.3(e).

“Chemical Bank” shall have the meaning set forth in the Recitals.

“Chemical Bank Continuing Directors” shall have the meaning set forth in Section 6.11(b).

“Chemical Benefit Plans” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Chemical Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of Chemical’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Chemical or any Chemical Subsidiary, or (ii) existing at the Closing Date or prior thereto, in respect of which Chemical or any Chemical Subsidiary has any Liability.

“Chemical Board” shall have the meaning set forth in the Recitals.

“Chemical Board Recommendation” shall have the meaning set forth in Section 6.3(e).

“Chemical Bylaws” shall have the meaning set forth in Section 1.7.

“Chemical Call Reports” shall have the meaning set forth in Section 4.5(b)(ii).

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“Chemical Capital Stock” shall mean the Chemical Common Stock and the Chemical Preferred Stock.

“Chemical Certificates” shall have the meaning set forth in Section 2.1.

“Chemical Closing Price” shall mean the volume weighted average trading price on NASDAQ of Chemical Common Stock for the fifteen (15) full trading days ending on the second trading day immediately preceding the Closing Date.

“Chemical Common Stock” shall have the meaning set forth in Section 1.4(a).

“Chemical Continuing Directors” shall have the meaning set forth in Section 6.11(a).

“Chemical Disclosure Schedules” shall have the meaning set forth in Article IV.

“Chemical Expense Reimbursement” shall mean the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Chemical in connection with the authorization, preparation, negotiation, execution, or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Chemical of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $3,000,000.

“Chemical Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Chemical Investment Banker” shall have the meaning set forth in Section 4.22.

“Chemical Material Contract” shall have the meaning set forth in Section 4.17(a).

“Chemical-Owned Intellectual Property” shall have the meaning set forth in Section 4.15.

“Chemical Preferred Stock” shall have the meaning set forth in Section 4.4(a).

“Chemical-Related Person” shall mean any shareholder owning five percent (5%) or more of the issued and outstanding Chemical Common Stock, any director or executive officer of Chemical or any Chemical Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Chemical SEC Reports” shall have the meaning set forth in Section 4.33(a).

“Chemical Share-Based Awards” shall have the meaning set forth in Section 4.4(b).

“Chemical Shareholder Approval” shall have the meaning set forth in Section 6.3(e).

“Chemical Shareholder Meeting” shall have the meaning set forth in Section 6.3(e).

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“Chemical Shareholders” shall mean the shareholders of Chemical.

“Chemical Site” shall mean a Site with respect to Chemical or any Chemical Subsidiary.

“Chemical Stock Option” means any grant of an option to purchase a share or shares of Chemical Common Stock under any Chemical Stock Plan.

“Chemical Stock Plan” shall have the meaning set forth in Section 4.4(b).

“Chemical Subsidiary” shall have the meaning set forth in Section 4.1(b).

“Chemical Superior Proposal” shall mean any bona fide written Chemical Takeover Proposal that the Chemical Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Chemical Shareholders than the Merger, taking into account such factors as the Chemical Board in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Talmer in response to such proposal or otherwise. For purposes of the definition of “Chemical Superior Proposal,” the references to “ten percent (10%)” in the definition of Chemical Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

“Chemical Takeover Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Talmer and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, of Persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which Talmer has consented to in writing), any (i) acquisition of assets of Chemical and its Subsidiaries equal to more than ten percent (10%) of Chemical’s consolidated assets or to which more than ten percent (10%) of Chemical’s net income on a consolidated basis are attributable; (ii) acquisition of more than ten percent (10%) of the outstanding Chemical Common Stock or the capital stock of any Chemical Subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than ten percent (10%) of the outstanding Chemical Common Stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Chemical or any of its Subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and Chemical Common Stock involved is more than ten percent (10%), in each case, other than the Merger.

“Claim” shall have the meaning set forth in Section 6.6(a).

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall have the meaning set forth in the Recitals.

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“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 2, 2015, by and between Chemical and Talmer.

“Contract” shall mean any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Covered Employees” shall have the meaning set forth in Section 6.5(a).

“Data Conversion” shall have the meaning set forth in Section 6.15.

“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events, or conditions or any indices, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 8.1(c).

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” shall mean any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” shall mean any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“Equity Award Exchange Ratio” shall have the meaning set forth in Section 1.5(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder.

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“ERISA Affiliate” shall mean any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Talmer or any of its Subsidiaries or Chemical or any of its Subsidiaries, as applicable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Exchange Ratio” shall have the meaning set forth in Section 1.4(c).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or its delegees.

“Form S-4” shall have the meaning set forth in Section 6.3(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Gramm-Leach-Bliley Act” shall mean the Gramm-Leach-Bliley Act of 1999.

“Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, or polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration that are regulated under or for which liability can be imposed under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 6.6(a).

“Injunction” shall have the meaning set forth in Section 7.1(d).

“Intended Tax Treatment” shall have the meaning set forth in Section 1.8.

“Joint Proxy Statement” shall have the meaning set forth in Section 6.3(a).

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“Knowledge” shall mean the actual knowledge (without investigation) of such Person’s senior executive officers.

“Law” shall mean any statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” shall mean with respect to Talmer, Chemical, or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance, or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse fact, event, change, condition, development, circumstance or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies, generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States, (B) changes, after the date hereof, in Laws of general applicability to banks and their holding companies, generally, or interpretations thereof by Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks and their holding companies, generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies in the midwestern United States, (D) the taking of any action required or expressly permitted by, or the failure to take any action prohibited by, this Agreement, (E) the announcement or pendency of this Agreement or the transactions contemplated hereby, (F) the occurrence of any natural or man-made disaster, or (G) acts or omissions of (1) Talmer prior to the Effective Time taken at the written request of Chemical or with the prior written consent of Chemical or (2) Chemical prior to the Effective Time taken at the written request of Talmer or with the prior written consent of Talmer); or (ii) prohibits or materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the Merger and the related transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 6.1(a).

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

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“MBCA” shall have the meaning set forth in Section 1.1.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.4(c).

“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“NLRB” shall mean the National Labor Relations Board.

“Option Cancellation Agreements” shall have the meaning set forth in Section 1.5(c).

“Option Cash-Out Consideration” shall have the meaning set forth in Section 1.5(c).

“Order” shall mean any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Party(ies)” shall have the meaning set forth in the Preamble.

“Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” shall mean with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments that do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the Talmer SEC Reports or Chemical SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (g) Liens set forth in Section 9 of the Talmer Disclosure Schedules or Section 9 of the Chemical Disclosure Schedules, and (h) with respect to real property, whether owned or leased, any Lien that has not had, and would not reasonably be

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expected to have, individually or in the aggregate, a Material Adverse Effect on Talmer or a Material Adverse Effect on Chemical, as applicable.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity (including its permitted successors and assigns).

“Regulatory Agreement” shall have the meaning set forth in Section 3.12.

“Regulatory Approvals” shall have the meaning set forth in Section 6.1(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives of that Person or of the Subsidiaries of that Person.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Site” shall mean, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

“Stock Consideration” shall have the meaning set forth in Section 1.4(c).

“Subsidiary” shall mean, when used with respect to either Party, any bank, corporation, partnership, limited liability company, or other entity or organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

“Subsidiary Plan of Merger” shall have the meaning set forth in Section 1.9.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Surviving Bank” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Surviving Corporation Stock Award” shall have the meaning set forth in Section 1.5(d).

“Surviving Corporation Stock Option” shall have the meaning set forth in Section 1.5(b).

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“Takeover Statute” shall mean any “moratorium,” “control share acquisition,” “fair price,” “shareholder protection,” “takeover,” or “interested shareholder” Law applicable to either Talmer or Chemical.

“Talmer” shall have the meaning set forth in the Preamble.

“Talmer Acquisition Agreement” shall have the meaning set forth in Section 6.9(d).

“Talmer Adverse Recommendation Change” shall have the meaning set forth in Section 6.9(d).

“Talmer Articles” shall mean the Articles of Incorporation of Talmer.

“Talmer Bank” shall have the meaning set forth in the Recitals.

“Talmer Benefit Plan” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Talmer Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of Talmer’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Talmer or any Talmer Subsidiary, or (ii) existing at the Closing Date or prior thereto, in respect of which Talmer or any Talmer Subsidiary has any Liability.

“Talmer Board” shall have the meaning set forth in the Recitals.

“Talmer Board Recommendation” shall have the meaning set forth in Section 6.3(c).

“Talmer Bylaws” shall mean the Bylaws of Talmer.

“Talmer Call Reports” shall have the meaning set forth in Section 3.5(b).

“Talmer Capital Stock” shall mean the Talmer Common Stock, the Talmer Class B Common Stock, and the Talmer Preferred Stock.

“Talmer Certificates” shall have the meaning set forth in Section 2.1.

“Talmer Class B Common Stock” shall have the meaning set forth in Section 3.4(a).

“Talmer Common Stock” shall have the meaning set forth in Section 1.4(b).

“Talmer Continuing Directors” shall have the meaning set forth in Section 6.11(a).

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“Talmer Disclosure Schedules” shall have the meaning set forth in Article III.

“Talmer Expense Reimbursement” shall mean the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other representatives) actually incurred by or on behalf of Talmer in connection with the authorization, preparation, negotiation, execution, or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Talmer of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $3,000,000.

“Talmer Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Talmer Investment Banker” shall have the meaning set forth in Section 3.22.

“Talmer Material Contract” shall have the meaning set forth in Section 3.17(a).

“Talmer-Owned Intellectual Property” shall have the meaning set forth in Section 3.15.

“Talmer Preferred Stock” shall have the meaning set forth in Section 3.4(a).

“Talmer-Related Person” shall mean any shareholder owning five percent (5%) or more of the issued and outstanding Talmer Common Stock, any director or executive officer of Talmer or any Talmer Subsidiary, his or her spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

“Talmer SEC Reports” shall have the meaning set forth in Section 3.33(a).

“Talmer Share-Based Awards” shall have the meaning set forth in Section 3.4(b).

“Talmer Shareholder Approval” shall have the meaning set forth in Section 6.3(c).

“Talmer Shareholder Meeting” shall have the meaning set forth in Section 6.3(c).

“Talmer Shareholders” shall mean the shareholders of Talmer.

“Talmer Site” shall mean a Site with respect to Talmer or any Talmer Subsidiary.

“Talmer Stock Award” shall have the meaning set forth in Section 1.5(d).

“Talmer Stock Options” shall have the meaning set forth in Section 1.5(b).

“Talmer Stock Plans” shall have the meaning set forth in Section 1.5(a).

“Talmer Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Talmer Superior Proposal” shall mean any bona fide written Talmer Takeover Proposal that the Talmer Board has determined in its good faith judgment, after consultation

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with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Talmer Shareholders than the Merger, taking into account such factors as the Talmer Board in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Chemical in response to such proposal or otherwise. For purposes of the definition of “Talmer Superior Proposal,” the references to “ten percent (10%)” in the definition of Talmer Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

“Talmer Takeover Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Chemical and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, of Persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which Chemical has consented to in writing), any (i) acquisition of assets of Talmer and its Subsidiaries equal to more than ten percent (10%) of Talmer’s consolidated assets or to which more than ten percent (10%) of Talmer’s net income on a consolidated basis are attributable; (ii) acquisition of more than ten percent (10%) of the outstanding Talmer Common Stock or the capital stock of any Talmer Subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than ten percent (10%) of the outstanding Talmer Common Stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Talmer or any of its Subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and Talmer Common Stock involved is more than ten percent (10%), in each case, other than the Merger.

“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Return” shall mean a report, return, or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Talmer or any of its Subsidiaries or that includes Chemical or any of its Subsidiaries, as applicable.

“Termination Fee” shall have the meaning set forth in Section 8.2(a)(i).

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“Transaction Documents” means (a) the Joint Proxy Statement, (b) the Form S-4, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

“Trust Account Shares” shall mean any shares of Talmer Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts, and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

ARTICLE X
GENERAL PROVISIONS

10.1     Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., or at another time designated by the Parties, on a date and at a place to be specified by the Parties, which date shall be no later than five (5) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

10.2     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

10.3     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given effective immediately if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested), delivered by an express courier (with confirmation), or delivered by email (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Chemical, to:

Chemical Financial Corporation 235 E. Main Street P.O. Box 569 Midland, MI 48640 Attention: David B. Ramaker E-mail: david.ramaker@chemicalbankmi.com with a copy (which shall not constitute notice) to:

Chemical Financial Corporation 235 E. Main Street P.O. Box 569 Midland, MI 48640 Attention: William C. Collins, General Counsel

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Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, MI 49503 Attention: Jeffrey A. Ott, Esq. Email: jott@wnj.com

and

(b)	if to Talmer, to:

Talmer Bancorp, Inc. 2301 W. Big Beaver Rd. Troy, MI 48084 Attention: David Provost Email: dprovost@talmerbank.com with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP 201 17th Street NW Suite 1700 Atlanta, GA 30363 Attention: J. Brennan Ryan, Esq. Email: brennan.ryan@nelsonmullins.com

10.4     Interpretation. When a reference is made in this Agreement to articles, sections, exhibits, or schedules, such reference shall be to an article or section of, or exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.5     Entire Agreement. This Agreement (including the schedules and exhibits hereto, and the other documents and instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

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10.6     Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Michigan applicable to contracts made and performed within such state, without regard to any applicable conflict of laws principles.

10.7     Exclusive Jurisdiction. Each of the Parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal courts of the United States of America sitting in the State of Michigan, and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

10.8     Waiver of Jury Trial. Each of the Parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement.

10.9     Publicity. Neither Party shall, and neither Party shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other Party; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ after consultation with outside legal counsel.

10.10     Assignment; Third-Party Beneficiaries.

(a)     Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each of the Parties and their respective successors and assigns. Other than (i) as otherwise specifically provided in Section 6.6 and (ii) Articles I and II (which, after the Effective Time, shall be for the benefit of holders of Talmer Common Stock and any holder of an award granted under a Talmer Stock Plan), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

(b)     No provision in this Agreement modifies or amends or creates any employee benefit plan, program, or document (each, a “Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this

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Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

10.11     Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

10.12     Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

10.13     Counterparts. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument. Executed counterparts of this Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a Party. If so delivered by facsimile or electronic mail transmission, the Parties agree, if requested by the other Party, to promptly send original, manually executed copies by nationwide overnight delivery service.

10.14     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.15     Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 11:59 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Michigan.

[Signature Page Follows]

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IN WITNESS WHEREOF, Chemical and Talmer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CHEMICAL FINANCIAL CORPORATION

By:	/s/ David B. Ramaker
Name:	David B. Ramaker
Title:	Chairman, Chief Executive Officer
and President

TALMER BANCORP, INC.

By:	/s/ David Provost
Name:	David Provost
Title:	Chief Executive Officer and President

Signature Page to Merger Agreement

EXHIBIT A-1

FORM OF TALMER SUPPORT AGREEMENT

SUPPORT AGREEMENT

This Support Agreement is entered into between Chemical Financial Corporation and the undersigned director of Talmer Bancorp, Inc. (the “Company”). The undersigned director hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or over which he or she has shared voting control to be voted) in favor of the Agreement and Plan of Merger by and between Chemical Financial Corporation and Company, dated January 25, 2016 (the “Agreement”). In addition, the undersigned director hereby agrees, that until the earlier of the record date of the Talmer Shareholder Meeting (as defined in the Agreement) or the termination of this Support Agreement, that he or she will not make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any permitted transferee of such shares to abide by the terms of this Support Agreement. The undersigned is entering into this Support Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Support Agreement, nothing in this Support Agreement is intended or shall be construed to require the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, the undersigned does not make any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Support Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the obtainment of the Talmer Shareholder Approval (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) a Talmer Adverse Recommendation Change (as defined in the Agreement). This Support Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this ___ day of January, 2016.

CHEMICAL FINANCIAL CORPORATION

By:	David B. Ramaker
Its:	Chairman, Chief Executive Officer and President

DIRECTOR
By:

[Exhibit A-1]

EXHIBIT A-2

FORM OF CHEMICAL SUPPORT AGREEMENT

SUPPORT AGREEMENT

This Support Agreement is entered into between Talmer Bancorp, Inc. and the undersigned director of Chemical Financial Corporation (the “Company”). The undersigned director hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or over which he or she has shared voting control to be voted) in favor of the Agreement and Plan of Merger by and between Talmer Bancorp, Inc. and Company, dated January 25, 2016 (the “Agreement”). In addition, the undersigned director hereby agrees, that until the earlier of the record date of the Chemical Shareholder Meeting (as defined in the Agreement) or the termination of this Support Agreement, that he or she will not make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any permitted transferee of such shares to abide by the terms of this Support Agreement. The undersigned is entering into this Support Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Support Agreement, nothing in this Support Agreement is intended or shall be construed to require the undersigned, (i) in his or her capacity as a director of Company or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, the undersigned does not make any agreement or understanding herein in his or her capacity as a director of Company. Notwithstanding any contrary provision herein, this Support Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the obtainment of the Chemical Shareholder Approval (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) a Chemical Adverse Recommendation Change (as defined in the Agreement). This Support Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this ___ day of January, 2016.

TALMER BANCORP, INC.

By:	David Provost
Its:	Chief Executive Officer and President

DIRECTOR
By:

[Exhibit A-2]